                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                              (AMENDMENT NO.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement            [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            WMX Technologies, Inc.
               (Name of Registrant as Specified In Its Charter)

               The Board of Directors of WMX Technologies, Inc.
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)Title of each class of securities to which transaction applies:

  (2)Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)Proposed maximum aggregate value of transaction:

  (5)Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)Amount Previously Paid:

  (2)Form, Schedule or Registration Statement No.:

  (3)Filing Party:

  (4)Date Filed:

                                     LOGO
                            WMX TECHNOLOGIES, INC.

              3003 Butterfield Road -- Oak Brook, Illinois 60521

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 9, 1997

  You are cordially invited to attend the annual meeting of stockholders of WMX Technologies, Inc. which will be held at the Drury Lane Theater, 100 Drury Lane (Illinois Highway 83 and Roosevelt Road), Oakbrook Terrace, Illinois, on Friday, May 9, 1997, at 2:00 p.m., Central time, for the following purposes:

    1.  To elect directors.

    2. To consider and vote upon an amendment to the Company's Restated Certificate of Incorporation, as amended, to change the Company's name from "WMX Technologies, Inc." to "Waste Management, Inc."

    3. To consider and vote upon an amendment to the Company's Restated Certificate of Incorporation, as amended, to provide for annual election of directors.

    4. To consider and vote upon a proposal to approve the WMX Technologies, Inc. 1997 Equity Incentive Plan. A copy of the plan is included as Exhibit A to the accompanying Proxy Statement.

    5. To ratify the appointment of Arthur Andersen LLP as independent auditors for 1997.

    6. To consider and vote upon a stockholder proposal which is set forth and described in the accompanying proxy statement.

    7. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 19, 1997 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the principal office of the Company, 3003 Butterfield Road, Oak Brook, Illinois, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of how many you hold. Whether or not you intend to attend in person, we urge you to mark, date and sign the enclosed proxy and return it in the enclosed envelope, which does not require postage if mailed in the United States.

                                       /s/ Herbert A. Getz
                                       Herbert A. Getz
                                       Senior Vice President and Secretary

Oak Brook, Illinois
March 28, 1997


               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                  PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                                                            Printed on recycled
                                                         paper [RECYCLING LOGO]

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Notice of Annual Meeting
Proxy Statement...........................................................   1
  Election of Directors (Proxy Item No. 1)................................   2
    Securities Ownership of Management....................................   5
    Securities Ownership of Certain Beneficial Owners.....................   9
    Meetings and Committees of the Board..................................  10
    Compensation..........................................................  11
    Report of the Compensation and Stock Option Committee.................  18
    Certain Transactions..................................................  27
  Amendment of Restated Certificate of Incorporation to Change the
   Company's Name (Proxy Item No. 2)......................................  29
  Amendment of Restated Certificate of Incorporation to Provide for Annual
   Election of Directors (Proxy Item No. 3)...............................  30
  Proposal to Approve the WMX Technologies, Inc. 1997 Equity Incentive
   Plan (Proxy Item No. 4)................................................  31
  Ratification of Appointment of Independent Auditors (Proxy Item No. 5)..  34
  Stockholder Proposal Regarding Director Independence (Proxy Item No. 6).  34
  General Information.....................................................  36
Exhibit A: WMX Technologies, Inc. 1997 Equity Incentive Plan.............. A-1

                            WMX TECHNOLOGIES, INC.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 9, 1997

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of WMX Technologies, Inc. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Drury Lane Theater, 100 Drury Lane (Illinois Highway 83 and Roosevelt Road), Oakbrook Terrace, Illinois at 2:00 p.m., Central time, on May 9, 1997, and at any adjournment of the meeting. Proxies properly signed and returned on time will be voted at the meeting in accordance with the directions noted on the proxy. If no direction is indicated, they will be voted for the election of the nominees named in this proxy statement as directors, for the proposal to amend the Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), to change the Company's name to "Waste Management, Inc.," for the proposal to amend the Restated Certificate of Incorporation to provide for annual election of directors, for the proposal to approve the WMX Technologies, Inc. 1997 Equity Incentive Plan, for the ratification of the appointment of Arthur Andersen LLP as independent auditors for 1997, against the stockholder proposal and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company or by delivery of a later-dated proxy.

  Election of each director requires the affirmative vote of the holders of a plurality of the shares of the Company's common stock present in person or represented by proxy and entitled to vote at the meeting. Approval of the proposal to amend the Company's Restated Certificate of Incorporation to change the Company's name requires the affirmative vote of the holders of a majority of the outstanding shares. Approval of the proposal to approve the 1997 Equity Incentive Plan, the proposal to ratify the appointment of the independent auditors, and the stockholder proposal requires in each case the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to vote at the meeting. Approval of the proposal to amend the Company's Restated Certificate of Incorporation to provide for the annual election of directors requires the approval of the holders of shares representing at least 80% of the outstanding shares of common stock of the Company. Abstentions and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  The Board of Directors has adopted a confidential voting policy. Any proxy, written consent or ballot submitted to the Company by a stockholder in connection with the annual meeting will be kept confidential and not be disclosed to the Company or any of its directors, officers, or employees except in the event of a contested proxy solicitation or whenever necessary to meet applicable legal requirements (including asserting or defending a claim by or against the Company and investigating possible voting irregularities). The Company's transfer agent may continue to send the Company any proxy card on which a stockholder has written a comment. The confidential voting policy also provides that the vote tabulators and inspectors of election acting at the meeting will be independent.

  The Company's executive offices are located at 3003 Butterfield Road, Oak Brook, Illinois 60521 (telephone 630/572-8800). It is expected that proxy materials will be mailed to stockholders beginning on or about March 28, 1997.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 19, 1997 are entitled to vote at the annual meeting of stockholders. The only voting stock of the Company outstanding is its common stock, of which 494,797,430 shares were outstanding of record as of the close of business on March 19, 1997. Each share of common stock is entitled to one vote.

                   ELECTION OF DIRECTORS (PROXY ITEM NO. 1)

  Four directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class III directors, for a term expiring at the annual meeting of stockholders in 2000. Three of the nominees are serving as Class III directors as of the date hereof. One nominee, Robert S. Miller, is not currently serving as a director of the Company. Howard H. Baker, Jr. and Peter H. Huizenga, who are presently serving as Class III directors, have each informed the Board of Directors that he will retire from the Board at the end of his current term, which expires at the upcoming annual meeting of stockholders. Phillip B. Rooney, who had served as Chief Executive Officer of the Company since June 1996 and as a director of the Company since 1981, resigned from those positions on February 17, 1997.

  Unless otherwise instructed, properly signed proxies which are returned on time will be voted for election of the four nominees for Class III directors. If, however, any of such nominees should be unable to be a nominee because of an unexpected occurrence, the proxies will be voted for such other person or persons as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected. The Class I and Class II directors named below have terms which expire in 1998 and 1999, respectively.

  As used herein, "WTI" means Wheelabrator Technologies Inc., which is an approximately 65%-owned subsidiary of the Company, "WM International" means Waste Management International plc, which is a subsidiary owned approximately 56% by the Company and 12% by each of WTI and Rust International Inc. ("Rust"), which is a subsidiary owned approximately 60% by the Company and 40% by WTI, and "CWM" means Chemical Waste Management, Inc., formerly a publicly traded company and since January 1995, a wholly owned subsidiary of the Company.

NOMINEES FOR TERMS EXPIRING AT THE ANNUAL MEETING IN 2000 (CLASS III
DIRECTORS):


                DEAN L. BUNTROCK, age 65, has been a director of the Company
[PHOTO] and has served as its Chairman of the Board since 1968 and as its Chief Executive Officer from 1968 until June 1996 and as its Acting Chief Executive Officer since February 17, 1997. From September 1980 to November 1984, he also served as President of the Company. Mr. Buntrock is also a director of WTI, WM International and Boston Chicken, Inc.

                ROBERT S. MILLER, age 55, is Vice Chairman of Morrison Knudsen
[PHOTO] Corporation, an engineering and construction firm. He served as Chief Executive Officer of Federal Mogul Corporation, an automotive parts manufacturing firm, from September until November 1996, and as Chairman of Morrison Knudsen Corporation from April 1995 until September 1996. In addition, since 1993 he has served as Vice President and Treasurer of Moore Mill and Lumber, a privately-held forest products firm, and from 1992 until 1993, he served as a Senior Partner of James D. Wolfensohn, Inc., an investment banking firm. From 1979 to 1992, Mr. Miller worked at Chrysler Corporation, an automobile and truck manufacturing firm, rising to become Vice Chairman of the Board after serving as the company's Chief Financial Officer. Mr. Miller is a director of The Coleman Company, Inc., Federal Mogul Corporation, Fluke Corporation, Morrison Knudsen Corporation, Pope & Talbot, Inc., and Symantec Corporation.

[PHOTO]          PAUL M. MONTRONE, age 55, has served as a director of the
              Company since January 1997. Since December 1991, Mr. Montrone has been President, Chief Executive Officer and a director of Fisher Scientific International, Inc., a provider of scientific equipment and supplies. He also served as Vice Chairman of the Board of Abex, Inc., a designer and manufacturer of engineered components for aerospace, defense, industrial and commercial markets, or its predecessors, from 1992 to 1995. Since prior to 1989, Mr. Montrone has also been President and a director of The General Chemical Group, Inc., a chemical company. From prior to 1989 until 1992, he served as the Managing Director--President of The Henley Group, Inc. Mr. Montrone was a director of WTI or a predecessor thereof from prior to 1989 until January 1997.


                PEER PEDERSEN, age 72, has been a director of the Company
[PHOTO]        since 1979 and Chairman of the Board and Managing Partner of the
              law firm of Pedersen & Houpt, P.C. for more than the past five years. Mr. Pedersen is also a director of Aon Corporation, Boston Chicken, Inc., Latin American Growth Fund, Tennis Corporation of America and Extended Stay America, Inc.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1998 (CLASS I
DIRECTORS):


                H. JESSE ARNELLE, age 63, has been a director of the Company
[PHOTO]        since 1992 and senior partner of Arnelle, Hastie, McGee, Willis and Greene, a San Francisco-based law firm, for more than the past ten years. He currently also serves as Chairman of the Pennsylvania State University Board of Trustees. Mr. Arnelle is also a director of Florida Power & Light (FPL Group), Eastman Chemical Corporation, Textron Corporation, Wells Fargo & Company and Wells Fargo Bank N.A., Armstrong World Industries and Union Pacific Resources, Inc.

                JERRY E. DEMPSEY, age 64, has served as a director of the
[PHOTO]        Company since 1984, and since September 1993, as Chairman and
              Chief Executive Officer of PPG Industries, Inc., a glass, coatings and chemicals company. From April 1984 to May 1988, Mr. Dempsey served as Vice Chairman of the Board of the Company. From May 1988 to June 1993, Mr. Dempsey was Senior Vice President of the Company. From September 1991 to May 1993, Mr. Dempsey served as Chairman of the Board of CWM. Mr. Dempsey is also a director of Navistar International Corp. and PPG Industries, Inc.


[PHOTO]          DR. JAMES B. EDWARDS, age 69, has served as a director of the
              Company since 1995 and has been President of the Medical University of South Carolina since November 1982. From January 1981 to November 1982, he served as the United States Secretary of Energy, and previously as Governor of the State of South Carolina. Dr. Edwards is also a director of Phillips Petroleum Company, SCANA Corporation, Imo Industries Inc. and National Data Corporation.

                ALEXANDER B. TROWBRIDGE, age 67, has served as a director of
[PHOTO] the Company since 1985 and President of Trowbridge Partners, Inc., a consulting services firm, since January 1990. He was President of the National Association of Manufacturers, Washington, D.C., from January 1980 to January 1990. Mr. Trowbridge also served as U.S. Secretary of Commerce in 1967 and 1968 and as Vice Chairman of Allied Chemical Corp. from 1976 to 1980. He also serves as a director of New England Life Insurance Co., The Rouse Co., Harris Corp., Sun Co. Inc., The Gillette Co., Warburg-Pincus Counsellors Funds and Icos Corp.

DIRECTORS WHOSE TERMS EXPIRE AT THE ANNUAL MEETING IN 1999 (CLASS II
DIRECTORS):


                DR. PASTORA SAN JUAN CAFFERTY, age 56, has served as a
[PHOTO] Professor since 1985 at the University of Chicago's School of Social Service Administration where she has been a member of the faculty since 1971. She was elected a director of the Company in July 1994. Dr. Cafferty also serves as a director of Kimberly-Clark Corporation and People's Energy Corporation and on the boards of the Rush-Presbyterian-St. Luke's Medical Center and the Lyric Opera Association, both in Chicago.

                DONALD F. FLYNN, age 57, has served as a director of the
[PHOTO] Company since 1981 and as Chairman of the Board and President of Flynn Enterprises, Inc., a financial advisory and venture capital firm, since February 1988. He also served as Chairman of the Board and Chief Executive Officer of Discovery Zone, Inc., an operator of indoor fun and fitness centers for children, from July 1992 until February 1996 and May 1995, respectively. In March 1996, Discovery Zone, Inc. announced that it filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code. Mr. Flynn was a Senior Vice President of the Company from May 1975 to January 1991. He also served as the Company's Chief Financial Officer from March 1972 to December 1989 and the Company's Treasurer from May 1979 to December 1986. Mr. Flynn is also a director of Extended Stay America, Inc., Psychemedics Corporation, WTI and WM International.


                JAMES R. PETERSON, age 69, has been a director of the Company
[PHOTO] since 1980 and was a director and President and Chief Executive Officer of The Parker Pen Company from January 1982 to January 1985. The Parker Pen Company was principally involved in the manufacture and distribution of writing instruments and in providing temporary help services. Mr. Peterson is also a director of The Dun & Bradstreet Corporation and Cognizant Corporation.


                STEVEN G. ROTHMEIER, age 50, has served as a director of the
[PHOTO] Company since March 1997 and has been Chairman and Chief Executive Officer of Great Northern Capital, a private investment management, consulting and merchant banking firm, since March 1993. From November 1989 until March 1993, he was President of IAI Capital Group, a venture capital and merchant banking firm. For more than 10 years prior thereto, he served Northwest Airlines, Inc. or its parent corporation, NWA, Inc., in various executive capacities, including Chairman and Chief Executive Officer from 1986 to 1989. Mr. Rothmeier is also a director of Honeywell, Inc., Department 56, Inc., E. W. Blanch Holdings, Inc. and Precision Castparts Corp.

                      SECURITIES OWNERSHIP OF MANAGEMENT

OWNERSHIP OF COMPANY COMMON STOCK

  The following table sets forth certain information as of February 1, 1997 as to the beneficial ownership of common stock of the Company by the directors, the nominee for director, the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1996, and by all directors, the nominee for director and persons serving as executive officers of the Company as a group:

                                                NUMBER OF SHARERS
                                                 OF COMMON STOCK   PERCENT OF
                                                 OF THE COMPANY   COMMON STOCK
                                                  BENEFICIALLY       OF THE
          NAME                                     OWNED(2)(3)    COMPANY(3)(5)
          ----                                  ----------------- -------------
   Directors (Other than Executive Officers)
   and Nominee
     H. Jesse Arnelle..........................        15,827(4)         *
     Howard H. Baker, Jr.......................        22,000(4)         *
     Pastora San Juan Cafferty.................        11,000            *
     Jerry E. Dempsey..........................       420,020            *
     James B. Edwards..........................         7,766            *
     Donald F. Flynn...........................       595,712            *
     Peter H. Huizenga.........................     8,086,250          1.7
     Robert S. Miller..........................         1,000            *
     Paul M. Montrone..........................             0            *
     Peer Pedersen.............................       231,985(4)         *
     James R. Peterson.........................        84,068(4)         *
     Steven G. Rothmeier.......................             0            *
     Alexander B. Trowbridge...................         2,400(4)         *
   Executive Officers(1)
     Dean L. Buntrock..........................     3,267,250            *
     Joseph M. Holsten.........................        52,007            *
     William P. Hulligan.......................       234,200            *
     James E. Koenig...........................       264,020            *
     Phillip B. Rooney.........................     1,403,945            *
   All directors, the nominee for director and
    executive officers as a group including
    persons named above
    (22 persons)...............................    15,262,023          3.1

--------
*Less than 1 percent.
(1) Pursuant to the Company's Non-Qualified Profit Sharing and Savings Plus Plan, Messrs. Buntrock, Hulligan, Rooney and all executive officers as a group acquired beneficial ownership of the equivalent of an additional 76,541, 22,206, 64,854 and 188,189 shares, respectively, of common stock of the Company in connection with their voluntary deferral of bonus payments earned under the Company's Corporate Incentive Bonus Plan for 1995 and 1996.
(2) Directors, the nominee and executive officers included in the group have sole voting power and sole investment power over shares listed, except (i) shares covered by options granted under the Company's stock option plans which were exercisable within 60 days of February 1, 1997; (ii) shares held pursuant to the Company's Profit Sharing and Savings Plan; (iii) Messrs. Edwards, Pedersen and Peterson, whose shares listed above include 312, 12,856 and 1,668 shares issuable upon conversion of the convertible subordinated notes due 2005 of WMX ("WMX Notes"), respectively; and (iv) Messrs. Buntrock, Huizenga, Koenig, Miller, Pedersen and Rooney, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 146,559, 225,719, 52,661, 1,000 19,129, 58,392, and 545,448 shares, respectively. Such shares shown for Messrs. Buntrock, Huizenga, Pedersen and Rooney are held in trusts or foundations over which such individuals share voting and investment power with other co-trustees or directors of such trusts and foundations. Such shares shown for Messrs. Koenig and Miller are held jointly with their respective spouses. Ownership of shares shown for Messrs. Buntrock, Dempsey, Edwards, Huizenga and Rooney, and for all executive officers and directors as a group, includes shares of common stock of the Company not held directly by them but held by or for the benefit of (i) their spouses or (ii) their minor children and other children residing with them, as to which they have neither investment power nor voting power. Shares were held by or for the benefit of such spouses or children of the following persons and the executive officers and directors as a group at February 1, 1997, in the amounts indicated: Mr. Buntrock-43,439 (held by spouse); Mr. Dempsey-1,000 (held by spouse); Dr. Edwards-254 (held by spouse with 104 such shares issuable upon conversion of WMX Notes); Mr. Huizenga-680,836 (held by spouse directly and as trustee); Mr. Rooney-103,146 (held by spouse directly and as trustee for children); and all executive officers and directors as a group (including such individuals)-828,972. Additionally, ownership of shares shown for Mr. Koenig includes 1,200 shares held by him as trustee of a family trust in which Mr. Koenig has no pecuniary interest. Each of the above named persons and the members of such group disclaim any beneficial ownership of such shares.
(3) The numbers and percentages of shares shown in the table above are based on the assumption that currently outstanding stock options covering shares of the Company's common stock which were exercisable within 60 days of February 1, 1997 had been exercised as follows: Mr. Arnelle-15,000; Mr. Baker-20,000; Mr. Buntrock-659,662; Dr. Cafferty-9,000; Mr. Edwards-6,000; Mr. Flynn-87,617; Mr. Koenig-164,128; Mr. Rooney-774,935; and all executive officers and directors as a group (including such individuals)- 2,454,267. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.
(4) Pursuant to the Company's Deferred Directors' Fee Plan, described below under "Outside Directors' Plans," Messrs. Arnelle, Baker, Pedersen, and Peterson have also acquired beneficial ownership of the equivalent of 987, 4,401, 27,600 and 4,876 shares, respectively, of the Company's common stock through their voluntary deferral of all or a portion of their directors' fees. Pursuant to the Company's Directors' Phantom Stock Plan, described below under "Outside Directors' Plans," Messrs. Baker, Pedersen, Peterson and Trowbridge have also acquired beneficial ownership of the equivalent of 10,000, 40,000, 40,000 and 40,000 shares, respectively, of the Company's common stock.

OWNERSHIP OF WTI COMMON STOCK

  The following table sets forth certain information as of February 1, 1997 as to the beneficial ownership of WTI common stock by the directors, the nominee for director, the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1996, and by all directors, the nominee for director and persons serving as executive officers of the Company as a group:

                                                 NUMBER OF SHARES
                                                  OF WTI COMMON    PERCENT OF
                                                STOCK BENEFICIALLY WTI COMMON
          NAME                                    OWNED(1)(2)(3)   STOCK(2)(3)
          ----                                  ------------------ -----------
   Directors (Other than Executive Officers)
   and Nominee
     H. Jesse Arnelle..........................             0            *
     Howard H. Baker, Jr.......................             0            *
     Pastora San Juan Cafferty.................             0            *
     Jerry E. Dempsey..........................        34,336            *
     James B. Edwards..........................             0            *
     Donald F. Flynn...........................        45,245            *
     Peter H. Huizenga.........................             0            *
     Robert S. Miller..........................             0            *
     Paul M. Montrone..........................       256,000            *
     Peer Pedersen.............................             0            *
     James R. Peterson.........................             0            *
     Steven G. Rothmeier.......................             0            *
     Alexander B. Trowbridge...................             0            *
   Executive Officers
     Dean L. Buntrock..........................       116,377(4)         *
     Joseph M. Holsten.........................             0            *
     William P. Hulligan.......................             0            *
     James E. Koenig...........................       121,500            *
     Phillip B. Rooney.........................       374,769            *
   All directors, the nominee for director and
   executive officers as a group including
   persons named above
   (22 persons)................................     1,327,017            *

--------
*Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over WTI shares listed, except (i) WTI shares covered by options exercisable within 60 days of February 1, 1997;
    (ii) 10,000 WTI shares deemed to be beneficially owned by each of Messrs. Buntrock, Flynn and Rooney as a result of restricted units granted pursuant to WTI's Restricted Unit Plan for Non-Employee Directors and
    (iii) Mr. Koenig, who has shared voting and investment power over 1,500 WTI shares with his spouse. Such persons disclaim any beneficial ownership of the WTI shares subject to such restricted units.
(2) Excludes an aggregate of 104,621,810 WTI shares beneficially owned by the Company that may be deemed beneficially owned by Mr. Buntrock because he may be deemed to be an affiliate of the Company. Mr. Buntrock disclaims any beneficial ownership of such WTI shares.
(3) The numbers and percentages of WTI shares shown in the table above are based on the assumption that currently outstanding stock options covering WTI shares which were exercisable within 60 days of February 1, 1997 had been exercised as follows: Mr. Montrone--256,000; Mr. Koenig--120,000 and all executive officers and directors as a group (including such individuals)-- 712,842. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.
(4) Pursuant to WTI's Deferred Director's Fee Plan, Mr. Buntrock has acquired beneficial ownership of the equivalent of an additional 8,297 WTI shares through his voluntary deferral of previously accrued director's fees.

OWNERSHIP OF WM INTERNATIONAL ORDINARY SHARES

  The following table sets forth certain information as of February 1, 1997 as to the beneficial ownership of WM International ordinary shares (including ordinary shares represented by American Depositary Shares) by the directors, the nominee for director, the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 1996, and by all directors, the nominee for director and persons serving as executive officers of the Company as a group:

                                    NUMBER OF SHARES
                              OF WM INTERNATIONAL ORDINARY      PERCENT OF
                                  SHARES BENEFICIALLY        WM INTERNATIONAL
          NAME                       OWNED(1)(2)(3)        ORDINARY SHARES(2)(3)
          ----                ---------------------------- ---------------------
   Directors (Other than
    Executive Officers) and
    Nominee
     H. Jesse Arnelle.......                   0                      *
     Howard H. Baker, Jr....               1,000                      *
     Pastora San Juan
     Cafferty...............                   0                      *
     Jerry E. Dempsey.......              10,000                      *
     James B. Edwards.......               4,000                      *
     Donald F. Flynn........             300,000                      *
     Peter H. Huizenga......             550,000                      *
     Robert S. Miller.......                   0                      *
     Paul M. Montrone.......                   0                      *
     Peer Pedersen..........              10,000                      *
     James R. Peterson......                   0                      *
     Steven G. Rothmeier....                   0                      *
     Alexander B.
     Trowbridge.............                 600                      *
   Executive Officers
     Dean L. Buntrock.......             223,200                      *
     Joseph M. Holsten......             208,666                    *
     William P. Hulligan....             120,000                    *
     James E. Koenig........             105,000                      *
     Phillip B. Rooney......             220,000                      *
   All directors, the
   nominee for director and
   executive officers as a
   group including persons
   named above (22 persons).           1,832,866                      *

--------
*Less than 1 percent.
(1) Directors and executive officers included in the group have sole voting power and sole investment power over WM International shares listed, except (i) WM International shares covered by options exercisable within 60 days of February 1, 1997; and (ii) Messrs. Koenig, and Trowbridge, and all executive officers and directors as a group (including such individuals), who have shared voting and investment power over 5,000, 600 and 6000 WM International shares, respectively. Such WM International shares shown for Messrs. Koenig and Trowbridge are held jointly with their respective spouses. Ownership of shares shown for Messrs. Buntrock, Dempsey and Huizenga includes WM International shares not held directly by them but held by or for the benefit of their spouses as to which they have neither investment power nor voting power. WM International shares were held by or for the benefit of such spouses of the following persons at February 1, 1997 in the amounts indicated: Mr. Buntrock--3,000; Mr. Dempsey--10,000; and Mr. Huizenga--30,000. Each of the above named persons disclaim any beneficial ownership of such shares.
(2) Excludes an aggregate of 300,000,000 WM International shares beneficially owned by the Company that may be deemed beneficially owned by Mr. Buntrock because he may be deemed to be an affiliate of the Company. Excludes an aggregate of 45,000,000 WM International shares beneficially owned by WTI that may be deemed beneficially owned by Mr. Koenig because he may be deemed to be an affiliate of WTI. Each such person disclaims any beneficial ownership of such WM International shares.
(3) The numbers and percentages of WM International shares shown in the table above are based on the assumption that currently outstanding stock options covering WM International shares which were exercisable within 60 days of February 1, 1997 had been exercised as follows: Messrs. Buntrock, Flynn and Rooney--200,000 each; Mr. Koenig-- 100,000; Mr. Holsten--206,666; and all executive officers and directors as a group (including such individuals)--986,666. Such persons and members of such group disclaim any beneficial ownership of the shares subject to such options.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The Company does not know of any person who, as of February 1, 1997, directly owned more than five percent of the Company's outstanding common stock. The Company, however, received a copy of a Schedule 13D filed by a group consisting of George Soros, Soros Fund Management LLC, Quantum Industrial Partners LDC, QIH Management Investor, L.P., QIH Management, Inc., Stanley F. Druckenmiller, and Duquesne Capital Management, L.L.C. The Schedule 13D filed by such persons indicate that such persons may be deemed to be a group within the meaning of
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The Company also received a Schedule 13G for the year ended December 31, 1996 from FMR Corp., Edward C. Johnson 3d, and Abigail P. Johnson (collectively, "FMR"). Pursuant to the aggregation and attribution rules relating to the beneficial ownership of securities promulgated under the Securities Exchange Act of 1934, as amended, FMR is deemed to be the beneficial owner of such shares shown because FMR is the parent company of various investment management companies which exercise discretionary investment management over accounts holding such shares. No managed account alone owns five percent or more of the Company's common stock. The information presented in the following table is taken from the above-referenced Schedules 13D and 13G:

                                                    AMOUNT AND NATURE
       TITLE OF           NAME AND ADDRESS            OF BENEFICIAL   PERCENT
        CLASS           OF BENEFICIAL OWNER             OWNERSHIP     OF CLASS
       --------         -------------------         ----------------- --------
     Common Stock FMR Corp.                            26,491,118       5.5
                  Edward C. Johnson 3d
                  Abigail P. Johnson
                  82 Devonshire Street
                  Boston, Massachusetts 02109
     Common Stock George Soros                         25,225,600       5.2
                  Soros Fund Management LLC
                  QIH Management Investor, L.P.
                  QIH Management, Inc.
                  Stanley F. Druckenmiller
                  888 Seventh Avenue, 33rd Floor
                  New York, New York 10106
                  Quantum Industrial Partners LDC
                  Kaya Flamboyan 9
                  Curacao, Netherlands Antilles
                  Duquesne Capital
                  Management, L.L.C.
                  2579 Washington Road, Suite 322
                  Pittsburgh, Pennsylvania 15241-
                  2591

                     MEETINGS AND COMMITTEES OF THE BOARD

  The Board of Directors has designated several committees of the Board, including a Compensation and Stock Option Committee, an Audit Committee and a Nominating Committee. The Board of Directors held an aggregate of six regular and special meetings in 1996.

  The Compensation and Stock Option Committee is responsible for making recommendations to the Board of Directors regarding salaries and incentive awards to be paid to executive officers of the Company and for the administration of the Company's 1982 Stock Option Plan, as amended (the "1982 Company Plan"), and the administration of and the grant of options under the Company's 1992 Stock Option Plan (the "1992 Company Plan") and, subject to stockholder approval at this annual meeting, the Company's 1997 Equity Incentive Plan (the "1997 Company Plan" and together with the 1982 Company Plan and the 1992 Company Plan, the "Employee Plans"). The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for and scope of the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of the Company to review the adequacy of internal controls and reporting, reviewing compliance with the Company's policies on business ethics and environmental compliance and performing any other duties or functions deemed appropriate by the Board. The Nominating Committee's principal function is to identify and propose to the full Board qualified nominees to fill vacancies on the Board as they occur.

  The Compensation and Stock Option Committee currently consists of Messrs. Pedersen (Chairman), Edwards, Montrone, Peterson and Dr. Cafferty; the Audit Committee currently consists of Messrs. Peterson (Chairman), Arnelle, Edwards, Flynn, Rothmeier and Trowbridge; and the Nominating Committee currently consists of Messrs. Trowbridge (Chairman), Arnelle, Baker, Flynn, Montrone and Huizenga.

  During 1996, the Compensation and Stock Option Committee met six times, the Audit Committee met three times and the Nominating Committee met one time. In 1996, during the time each director served in such capacity, nine directors attended 100% of the aggregate of the regular and special meetings of the Board of Directors and applicable committee meetings, two other directors attended at least 85% of the aggregate of all meetings of the Board of Directors and applicable committee meetings, and Mr. Flynn attended 70% of the aggregate of all meetings of the Board of Directors and applicable committee meetings.

                                 COMPENSATION

  The following table sets forth certain information with respect to compensation for services in all capacities paid by the Company and its subsidiaries for the past three years, to or on behalf of the Chief Executive Officer of the Company at December 31, 1996, and each of the four other most highly compensated executive officers of the Company serving at December 31, 1996:

SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                               LONG TERM COMPENSATION
                           ----------------------------------------------      ------------------------------------------
                                              BONUS                                         AWARDS     PAYOUTS
                                      ---------------------                               ----------- ---------
                                                                 OTHER                    SECURITIES    LONG-
                                                                 ANNUAL        RESTRICTED UNDERLYING    TERM    ALL OTHER
 NAME AND PRINCIPAL                                STOCK-       COMPEN-          STOCK      OPTIONS   INCENTIVE  COMPEN-
      POSITION        YEAR   SALARY      CASH      BASED       SATION (2)      AWARDS (5) (SHARES)(6)  PAYOUTS  SATION(7)
--------------------- ---- ---------- ---------- ----------    ----------      ---------- ----------- --------- ---------
Dean L. Buntrock      1996 $1,250,000 $        0 $        0     $ 88,516(3)             0   176,656        0     $   750
 Chairman and         1995  1,400,000          0  1,792,000(1)   437,980(1)(3)          0   205,505        0      10,500
 Acting Chief         1994  1,400,000  1,120,000          0       77,420(3)             0   158,640        0      10,500
 Executive Officer
Phillip B. Rooney     1996  1,250,000          0    435,247(1)   124,880(1)             0   476,183        0     230,861
 former President     1995  1,000,000          0  1,141,000(1)   261,280(1)             0   146,789        0      10,500
 and Chief Executive  1994  1,000,000  1,029,280          0          --                 0   113,314        0      10,500
 Officer
James E. Koenig,      1996    600,000    355,000          0          --        $1,485,000   186,514        0         750
 Executive Vice       1995    517,000    420,000          0          --                 0    62,615        0      10,500
 President            1994    500,000    250,000          0          --                 0    42,493        0      10,500
William P. Hulligan   1996    475,000          0     95,000(1)    19,000(1)             0    48,699        0         750
 Executive Vice       1995    445,000    365,790          0          --                 0    36,743        0      10,500
 President, Waste     1994    425,000    382,500          0          --                 0    36,119        0      10,500
 Management, Inc.
Joseph M. Holsten     1996    440,000    252,058          0      225,280(4)             0   173,253        0           0
 Executive Vice       1995    400,000    246,750          0       96,957(4)             0   175,780        0      10,500
 President and Chief  1994    250,000    225,000          0       71,938(4)             0    11,898        0      10,500
 Operating Officer

--------
(1) All of the amounts shown under "Bonus--Stock-Based" were deferred and are deemed to be invested in shares of the Company's common stock, and thus fully "at risk" until after retirement or other termination of employment. The deferring officers received a 20% Company match of the bonus deferred, included under "Other Annual Compensation," which vests over a four-year period and is also deemed invested and "at risk" in the same manner as the deferred bonus. See note 1 to the "Ownership of Company Common Stock" table on page 5.

(2) Excludes perquisites and other benefits, unless the aggregate amount of such compensation is at least the lesser of either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officer.

(3) Includes financial planning expenses of $68,000 paid by the Company on behalf of the named executive officer in 1994, 1995 and 1996.

(4) Includes foreign service premium ($96,000 in 1996, $40,000 in 1995, and $36,136 in 1994), housing allowance ($96,000 in 1996 and $40,000 in 1995), and moving expense reimbursement ($35,428 in 1994).

(5) The value shown is as of the date of issuance. Dividends are paid or accrued on restricted stock awards at the same rate as paid to all stockholders. For a description of the restrictions on such stock, see "Certain Transactions".

(6) The numbers shown in the table above represent options for the purchase of shares of the Company's common stock granted to the named persons under the Employee Plans. For Mr. Holsten, such numbers include the following numbers of shares underlying options to acquire common stock of WM
    International: 160,000 in 1996 and 140,000 in 1995.

(7) Amounts of All Other Compensation are amounts contributed by the Company for fiscal years 1994, 1995 and 1996 under the Company's Profit Sharing and Savings Plan and for fiscal year 1994 and 1995 under the Company's Profit Sharing and Savings Plus Plan for the persons named above. For Mr. Rooney for 1996, such amounts also include the dollar value of the benefit of premiums paid for a split-dollar life insurance policy projected on an actuarial basis ($214,723) and a bonus equal to the premium cost paid by Mr. Rooney's life insurance trust ($15,388).

STOCK OPTIONS

  The following tables set forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the year ended December 31, 1996. No options were granted to the persons named in the Summary Compensation Table during the year ended December 31, 1996 by CWM, Rust, WTI or, except as noted below, WM International.

                         COMPANY OPTION GRANTS IN 1996

                                    INDIVIDUAL GRANTS
                       --------------------------------------------
                                                                           POTENTIAL REALIZABLE
                                  PERCENTAGE                                 VALUE AT ASSUMED
                                   OF TOTAL                                  ANNUAL RATES OF
                       NUMBER OF   COMPANY                                     STOCK PRICE
                       SECURITIES  OPTIONS                                   APPRECIATION FOR
                       UNDERLYING GRANTED TO  EXERCISE                        OPTION TERM(6)
                        OPTIONS   EMPLOYEES     PRICE    EXPIRATION ----------------------------------
        NAME           GRANTED(1)  IN 1996   (PER SHARE)  DATE(5)   0%        5%             10%
        ----           ---------- ---------- ----------- ---------- --  -------------- ---------------
Dean L. Buntrock       176,656(2)    4.31      $31.70      4/1/06   $ 0 $    3,521,807 $     8,924,950
Phillip B. Rooney      126,183(3)    3.08       31.70      4/1/06     0      2,515,579       6,374,972
                       350,000(3)    8.53       35.03      6/7/06     0      7,710,563      19,540,079
James E. Koenig         61,514(2)    1.50       31.70      4/1/06     0      1,226,341       3,107,788
                       125,000(4)    3.05       31.63     8/13/06     0      2,486,492       6,301,259
William P. Hulligan     48,699(2)    1.19       31.70      4/1/06     0        970,861       2,460,353
Joseph M. Holsten(7)    13,253(2)    0.32       31.70      4/1/06     0        264,211         669,563
All Stockholders as a
 group(8)                  --         --       $31.70      4/1/06   $ 0 $9,861,317,347 $24,990,514,307

--------
(1) The option holder has the right to pay the exercise price by delivering previously acquired shares of the Company's common stock, and to have shares withheld to satisfy tax withholding requirements in connection with the exercise of options. Such options become immediately exercisable upon a Change in Control of the Company, as defined in the option plan. Options are non-transferable other than by will or the laws of descent and distribution.
(2) Options become exercisable in three equal cumulative annual installments commencing April 1, 1997.
(3) Options became fully exercisable on February 17, 1997. See "Certain Transactions."
(4) Options become exercisable in three equal cumulative annual installments commencing August 13, 1997.
(5) Options have a term of ten years, subject to earlier termination in certain events related to termination of employment.
(6) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's stock. Such amounts are based on the assumption that the named persons hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's common stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.
(7) In addition to the grant of Company options shown in the table, Mr. Holsten received a grant from WM International of options to acquire 160,000 of its shares, representing 7.01 percent of the total options granted by WM International to its employees in 1996. The exercise price is (Pounds)3.65 per share, and such options expire on May 1, 2003. The potential realizable value of such options is (Pounds)237,747 and (Pounds)554,051, assuming annual rates of stock price appreciation of 5% and 10%.
(8) Based upon the price of the Company's stock and the total shares outstanding as of the date of grant, if the price of the Company's common stock increased at the 5% or 10% rates shown in the table above, stockholders as a group would realize aggregate gains (excluding dividends) in the amounts shown above during the period from grant date to the April 1, 2006 option expiration date.

  The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1996 by the persons named in the Summary Compensation Table and the fiscal year-end value of unexercised options:

      AGGREGATED OPTION EXERCISES IN 1996 AND 1996 YEAR-END OPTION VALUE

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                                                  OPTIONS AT DECEMBER 31,    THE-MONEY OPTIONS AT
                           SHARES                          1996              DECEMBER 31, 1996(1)
                          ACQUIRED      VALUE    ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- ----------- ----------- ------------- ----------- -------------
Dean L. Buntrock
 Company Options........   174,264   $1,160,223    586,925      386,696     $      0    $1,179,181
 WTI Options............    33,336      234,499          0            0            0             0
 WM International
  Options...............         0            0    200,000            0            0             0
Phillip B. Rooney
 Company Options........         0            0    744,463      628,304      933,024       842,265
 WM International
  Options...............         0            0    200,000            0            0             0
James E. Koenig
 Company Options........    12,648      124,581    132,846      245,994      294,992       463,076
 WTI Options............         0            0    120,000            0      881,628             0
 WM International Op-
  tion..                         0            0    100,000            0            0             0
William P. Hulligan
 Company Options........         0            0    157,681       89,408      209,384       240,093
Joseph M. Holsten
 Company Options........         0            0     43,195       41,072      139,872       159,726
 WM International
 Options................         0            0    206,666      253,334            0             0

--------
(1) Market value less exercise price, before payment of applicable income taxes.

LONG TERM INCENTIVE PLAN AWARDS

  The following table sets forth certain information as to awards under the WMX Technologies, Inc. Long Term Incentive Plan (the "LTIP") with respect to the year ended December 31, 1996 to the persons named in the Summary Compensation Table:


                                       PERFORMANCE
                           NUMBER OF     OR OTHER    ESTIMATED FUTURE PAYOUTS UNDER
                         SHARES, UNITS PERIOD UNTIL  NON-STOCK PRICE BASED PLANS(3)
                           OR OTHER     MATURATION  --------------------------------
NAME                       RIGHTS(1)   OR PAYOUT(2) THRESHOLD   TARGET     MAXIMUM
----                     ------------- ------------ -------------------- -----------
Dean L. Buntrock........      --         3 years    $ 625,000  $ 625,000 $ 1,875,000
Phillip B. Rooney(4)....      --         3 years      625,000    625,000   1,875,000
James E. Koenig.........      --         3 years      240,000    240,000     720,000
William P. Hulligan.....      --         3 years      190,000    190,000     570,000

--------
(1) Awards consist of the designation of target percentages of annual salary at the end of the performance period to be paid if the Company achieves certain performance objectives. No payout occurs unless the Company achieves certain threshold performance objectives. Above the threshold, payouts may be greater than the target percentage to the extent that the Company's performance exceeds or fails to meet the target objectives specified in the plan. Payouts under the LTIP are based on the rank of the Company's total stockholder return (stock price appreciation plus reinvested dividends) among the total stockholder returns of the companies that comprise the Dow Jones Industrial Average over the performance period.
(2) The performance period includes calendar years 1996, 1997 and 1998.
(3) At the end of the performance period, an amount equal to 50% of the performance award, if any, is to be paid in cash, and the remaining 50% is to be deemed to be invested in common stock of the Company. The participant is entitled to receive the value of such deemed investment on the date three years after the end of the performance period; provided that the participant is an officer of the Company or one of its subsidiaries on that date. Estimated future payouts were calculated using 1996 salaries, assume that a performance award will be earned at the levels shown, and do not reflect any possible subsequent increase or decrease in the value of the portion of the award which would be required to be deferred under the terms of the plan. No payments have been made under the plan for prior periods.
(4) Pursuant to the terms of Mr. Rooney's employment agreement, Mr. Rooney will not receive any awards under this plan. See "Certain Transactions."

PENSION AND RETIREMENT PLANS

  The following table sets forth estimated annual benefits payable upon retirement under the Company's Pension Plan and its Supplemental Executive Retirement Plan ("SERP") to employees of the Company in specified remuneration and years of service classifications. For purposes of the following table, it is assumed that the five executive officers named in the cash compensation table are eligible for the SERP benefits and that each such officer's annualized Final Average Compensation (as defined below) will be equal to his average annual compensation for the three years ended December 31, 1996.

                              PENSION PLAN TABLE

                                       YEARS OF SERVICE(2)(3)
                      ---------------------------------------------------------
   REMUNERATION(1)       15       20       25       30        35         40
   ---------------    -------- -------- -------- -------- ---------- ----------
   $  400,000........ $ 90,000 $120,000 $150,000 $180,000 $  210,000 $  240,000
      500,000........  112,500  150,000  187,500  225,000    262,500    300,000
      600,000........  135,000  180,000  225,000  270,000    315,000    360,000
      700,000........  157,500  210,000  262,500  315,000    367,500    420,000
      800,000........  180,000  240,000  300,000  360,000    420,000    480,000
      900,000........  202,500  270,000  337,500  405,000    472,500    540,000
    1,000,000........  225,000  300,000  375,000  450,000    525,000    600,000
    1,100,000........  247,500  330,000  412,500  495,000    577,500    660,000
    1,200,000........  270,000  360,000  450,000  540,000    630,000    720,000
    1,300,000........  292,500  390,000  487,500  585,000    682,500    780,000
    1,400,000........  315,000  420,000  525,000  630,000    735,000    840,000
    1,500,000........  337,500  450,000  562,500  675,000    787,500    900,000
    1,600,000........  360,000  480,000  600,000  720,000    840,000    960,000
    1,700,000........  382,500  510,000  637,500  765,000    892,500  1,020,000
    1,800,000........  405,000  540,000  675,000  810,000    945,000  1,080,000
    1,900,000........  427,500  570,000  712,500  855,000    997,500  1,140,000
    2,000,000........  450,000  600,000  750,000  900,000  1,050,000  1,200,000

--------
(1) Upon normal retirement at age 65 or after completing five years of participation in the Company's Pension Plan, whichever is later, a participant is entitled to a pension based on the average of the participant's eligible compensation for the highest five consecutive years out of his or her last 10 years of service. For this purpose, a participant's eligible compensation generally includes all of his or her cash compensation, subject, in 1996, to the statutory maximum of $150,000. The annual lifetime benefit is equal to (i) 1% of average eligible compensation, multiplied by (ii) the number of his or her years of service, and, for a participant retiring at age 65 with 10 years of service, may not be less than $100 per month. Under the SERP, eligible participants who retire following age 60, or retire with at least 30 years of service, are entitled to a monthly benefit equal to (i) 1.5% of the participant's Final Average Compensation per year of service (Final Average Compensation is the monthly average compensation of such participant for the highest three consecutive calendar years out of his or her last 10 calendar years of service), reduced by (ii) the amount of such participant's monthly benefit under the Pension Plan. Compensation used for calculating benefits under the SERP includes only the participant's salary and annual incentive bonus. Eligible participants are those officers who have served in such capacities for at least 10 years at the time of retirement. Payment of benefits under the SERP is made on the same basis as payments under the Pension Plan, and both plans provide for reduced payouts in the event of early retirement.
(2) At December 31, 1996, the credited years of service for Messrs. Buntrock, Rooney, Koenig, Hulligan and Holsten were 40, 27, 19, 18 and 14, respectively.
(3) Benefits shown are computed on a straight-life annuity basis at normal retirement age. Provision is made for payment of pensions in joint and survivor form and in various other forms and at other times, on an actuarially equivalent basis. Benefits are not subject to reduction for social security benefits.

COMPENSATION OF DIRECTORS

  Each member of the Board of Directors of the Company who is not an employee of the Company is paid an annual retainer of $45,000 ($50,000 effective with the 1997 annual meeting of stockholders). Such directors also receive $1,000 for each meeting they attend of each Committee of the Board of which such directors are members. The Company maintains a major medical expense insurance policy which is available to all directors of the Company. The policy covers the medical and dental expenses of the directors in excess of the coverage provided by the director's primary health insurance program.

OUTSIDE DIRECTORS' PLANS

  The Company has two unfunded deferred compensation plans for non-employee members of its Board of Directors. Under the Deferred Directors' Fee Plan, such directors may make an irrevocable election annually to defer receipt of all or a portion of the directors' fees payable to them until termination of their membership on the Board of Directors. Such deferred amounts are deemed to be invested in the Company's common stock or, at the election of the director, in the common stock of any of the Company's majority-owned public subsidiaries, and during the period of deferral, such deferred amounts are credited with the dividends or stock splits that would be received had such investment actually been made. Upon termination of the director's service, the common stock deemed reflected by his or her deferred account is deemed to be sold, and the deemed proceeds of such sale (or an amount equal to the amount originally deferred, if greater) will be distributed to the director in cash, in a lump sum or installments. Under a similar plan maintained by WTI, Mr. Buntrock has deferred fees for services rendered as a director of WTI prior to the Company's acquisition of a majority interest of WTI in September 1990.

  Under the Directors' Phantom Stock Plan, certain non-employee directors received a one-time grant of 5,000 Phantom Shares at the time of adoption of such plan or at the time they first became directors. Each of such Phantom Shares was initially deemed to be equal in value to one share of the Company's common stock at the time of award. Phantom Shares are credited to a bookkeeping account which is adjusted to reflect stock (but not cash) dividends or stock splits which would be received with respect to an equivalent number of shares of the Company's common stock. Upon termination of the director's service, the director is paid an amount in cash, in a lump sum or installments, for each Phantom Share then credited to his or her account, equal to the then difference between the market price of the Company's common stock at the time of award and the average closing prices of one share of the Company's common stock on the New York Stock Exchange Composite Tape for the most recent 10 consecutive trading days immediately preceding such termination. In 1991, the Company's Board of Directors terminated its authority to make additional grants under the Directors' Phantom Stock Plan.

STOCK OPTION PLANS FOR NON-EMPLOYEE DIRECTORS

  The 1992 Stock Option Plan for Non-Employee Directors (the "Directors Plan") of the Company provides for the awards of options covering an aggregate of 150,000 shares of the Company's common stock. Each director of the Company first elected in 1997 or thereafter who is neither an officer nor full-time employee of the Company or any of its subsidiaries, upon election or appointment to the Board of Directors, is granted an option to purchase 3,000 shares of the Company's common stock on the date of election and on the next four anniversaries if re-elected. Each such director elected before 1997 received an option to purchase a total of 15,000 shares of the Company's common stock on the date of his or her election. All options under the Directors Plan are granted at the fair market value of the stock at the time of grant and are for a term of 10 years from the date of grant. Options granted in 1997 or thereafter become exercisable after one year following the grant date. Options granted prior to 1997 become exercisable with respect to 20% of the total number of shares subject to the option six months after the date of grant and with respect to an additional 20% at the end of each 12-month period thereafter on a cumulative basis during the succeeding four years.

  Under the Directors Plan, in the event that the Company's shares of common stock are changed by a stock dividend, split or combination of shares, or a merger, consolidation or reorganization with another company in which holders of the Company's common stock receive other securities, or any other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to unexercised options or available for options and in the purchase price for shares. If an option expires or is terminated or cancelled unexercised as to any shares, such released shares may again be optioned (including a grant in substitution for a cancelled option). Shares subject to options may be made available from unissued or reacquired shares of common stock.

  Options are not transferable by the optionee otherwise than by will or the laws of descent and distribution, provided that the Board of Directors may grant options that are transferable, without payment of consideration, to immediate family members of the optionee or to trusts or partnerships for such partnerships for such family members or to charitable organizations (each an "Option Transferee"), subject to the Company's procedures for administration, and may amend outstanding options to provide for such transferability. Options terminate if the optionee ceases to be a director of the Company for any reason other than death, permanent disability, resignation or retirement. If the optionee ceases to be a director because of death or permanent disability, the optionee or the optionee's heirs, legatees, legal representative or the Option Transferee may exercise the option in full at any time during its term within three months after the date of termination. In the event of resignation or retirement, an option may be exercised by the optionee (or if the optionee dies within three months after such termination, by the optionee's heirs, legatees or legal representative) or the Option Transferee at any time during its specified term prior to three months after the date of such resignation or retirement, but only to the extent it was exercisable at the date of such resignation or retirement.

  Prior to January 1, 1992, upon election to the Board of Directors non-employee directors received options for 10,000 shares under the Company's 1981 Stock Option Plan for Non-Employee Directors (the "1981 Plan"), the terms of which are substantially similar to the Directors Plan. No person who is the holder of an option granted under the 1981 Plan or the Employee Plans or who has purchased shares upon the exercise of such an option is eligible for a grant of options under the Directors Plan.

DIRECTORS' CHARITABLE ENDOWMENT PROGRAM

  The Company maintains the Directors' Charitable Endowment Program pursuant to which the Company has purchased life insurance policies on members of the Board of Directors. Under the program, death benefits will be paid to the Company, and the Company in turn will donate such death benefits (up to $100,000 for each year of service on the Company's Board of Directors, subject to a $1,000,000 limit) to one or more charitable organizations recommended by the director. Directors derive no financial benefit from this program because all charitable deductions accrue solely to the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee of the Company's Board of Directors consisted during 1996 of Messrs. Pedersen (Chairman), Edwards, Peterson and Dr. Cafferty. Mr. Pedersen is Chairman of the Board of the law firm of Pedersen & Houpt, P. C. Although the Company utilized the services of such firm during 1996, as a result of a policy adopted by the Board of Directors in May 1996, the Company will not retain such firm for any new matters arising after such date. For 1996, the professional fees received by such firm from the Company were no more than approximately 1% of such firm's gross revenues. In 1996, Mr. Buntrock served on the Compensation Committee of the Board of Directors of WTI. Mr. Rooney, who was an executive officer of WTI during 1996, served as a director of the Company during 1996.

    In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation and Stock Option Committee" and "Company Stock Performance" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

  The compensation of the Company's executive officers is determined or recommended by the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors. Each member of the Compensation Committee is a director who is not an employee of the Company or any of its affiliates. In addition, the Board of Directors in 1996 adopted Board Practices Guidelines requiring all members of certain Board committees, including the Compensation Committee, to be independent. Independence requires, among other things, that committee members not be affiliated with any firms which provide professional services to the Company or its subsidiaries, except as to matters pending when the Board of Directors adopted the Guidelines.

GENERAL POLICIES

  The Company's executive compensation program includes a substantial incentive component (approximately one-half to two-thirds of total targeted compensation) which is "at risk" based on the performance of the Company's business, in substantial part as reflected in the achievement of pre-determined financial or other performance goals and, in the case of Dean L. Buntrock, the Company's Chairman and Chief Executive Officer, and Phillip B. Rooney, the Company's former President and Chief Executive Officer, based on furthering the Company's environmental principles. As an executive officer's level of management responsibility increases, a greater portion of his or her potential total compensation depends upon the performance of the Company or one or more of its business units as measured by objective standards over one or more years.

  In assessing the competitiveness of the compensation payable to the Company's executive officers, the Compensation Committee considers data from surveys of other companies. As to the Company's most senior executive officers, the Compensation Committee reviews primarily compensation data for a group of comparator companies compiled with the assistance of the Company's independent compensation consultant (the "Comparator Companies"). The Comparator Companies were selected primarily because their size (between $4.3 and $17.7 billion in annual revenue) and operating and financial characteristics make it likely that they will compete for the services of executives who have experience and skills similar to those which the Company requires. The Company's annual revenue for 1995 placed it approximately in the middle group of the Comparator Companies. References in this report to the Comparator Companies include published survey data furnished by the Company's compensation consultant in the case of several officers.

  Under the Omnibus Budget Reconciliation Act of 1993, compensation paid to certain executive officers of the Company in excess of $1 million in 1995 and subsequent years may be non-deductible for federal income tax purposes unless the compensation qualifies as "performance-based" compensation or is otherwise exempt under the law and Internal Revenue Service regulations. The Company's policy is to seek to structure its executive officer incentive compensation to qualify as "performance-based" compensation so as to attempt to preserve its deductibility for federal income tax purposes. However, there can be no assurance that such compensation will continue to be deductible for federal income tax purposes. The Compensation Committee may also determine in any year in light of all applicable circumstances that it would be in the best interests of the Company for awards to be paid under its incentive compensation plans or otherwise in a manner that would not satisfy the requirements of such tax law and regulations for deductibility.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

RELEVANT FACTORS

  The Compensation Committee annually establishes the base salaries, subject to the approval of the Board of Directors, and incentive compensation which will be paid to the Company's executive officers. In setting compensation, the Compensation Committee generally takes into account a number of factors, including the Company's results of operations and other Company performance measures, competitive compensation data, comparisons of salaries, incentive compensation terms and responsibilities among the Company's executive officers, the desired proportion of incentive compensation in the officer's total compensation package and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance. The Compensation Committee does not generally expressly assign greater weight to any one or more such factors than to others.

1995 COMPANY PERFORMANCE AND MANAGEMENT INITIATIVES

  In the process of determining 1996 compensation for the Company's executive officers, the Compensation Committee considered a number of factors that showed substantial improvement in the Company's overall 1995 corporate performance compared to 1994. The Company's revenue and earnings per share from continuing operations increased 7.25% and 10.5%, respectively, over 1994 (excluding the effect of various 1995 special charges which the Compensation Committee determined were either the result of adverse market conditions beyond management's control or the result of restructuring decisions taken by the Board of Directors pursuant to the Company's strategic business review). The Compensation Committee noted that management had met its goal of double-digit earnings growth and of generating more than $500 million of cash flow during 1995. The Compensation Committee also noted that the Company achieved these results despite poor conditions in the market for hazardous waste services, a less-than-expected performance by Rust International Inc.'s ("Rust") engineering and construction operations and difficult operating conditions in certain Waste Management International plc ("WM International") markets. An unexpectedly strong market for recyclable commodities during the first half of 1995 also benefited the Company's results.

  The Compensation Committee also considered the Company's performance as shown by several other performance measures. Compared to the performance results of the Comparator Companies, the Company's three-year measurement of return on equity and one-year and three-year return on sales placed the Company between the 50th and 75th percentiles, although the Company's one-year and three-year return on assets and one-year return on equity placed it below the Comparator Companies' 50th percentile. The Compensation Committee was also aware that the Company's share price continued to underperform the broad stock market indices.

  The Compensation Committee also considered management's continuation of the strategic business review of the Company's operations and structure. The Compensation Committee found that during 1995, management took a number of significant actions to continue to develop and implement the principal strategic concepts developed in that review, including simplifying the organization of the Company, realigning the Company's operations and pursuing a financial strategy focused significantly on generating free cash flow from operations.

SALARY

  Salary increases for Company executive officers other than Messrs. Buntrock and Rooney ranged from 1.6% to 20%. The Compensation Committee's actions in respect of Messrs. Buntrock's and Rooney's salaries are described under "Compensation of the Chief Executive Officer -- Salary" below.

INCENTIVE COMPENSATION PLANS

  In administering the Company's incentive compensation plans in which the executive officers participate, the Compensation Committee considers the Company's results of operations and other Company performance measures and management's plans for the Company's growth and profitability and achievement of strategic goals, determines the corporate performance criteria to be used for the determination of incentive compensation awards, and fixes award levels. The Company has typically had in effect at any one time both an annual and multi-year incentive compensation plan, as well as a stock option plan.

 Annual Plan

  For 1996, most of the Company's executive officers were named participants in the Company's Corporate Incentive Bonus Plan (the "Annual Plan"). Under the Annual Plan, target awards for such officers, ranging from 30% to 80% of the participant's salary at year-end, were payable depending for most executive officers upon the extent to which the Company achieved its budgeted earnings per share and cash flow goals. In the case of three executive officers, awards were also based in part upon the extent to which a business unit of the Company achieved its budgeted pre-tax core business income and cash flow goals. The Annual Plan also provided that no payment under the Annual Plan was to be made to Messrs. Buntrock or Rooney if the Compensation Committee determined that he had not furthered the implementation of the Company's environmental principles.

  For most executive officers (including, prior to Mr. Rooney's becoming Chief Executive Officer, Messrs. Buntrock and Rooney), the target awards of the Annual Plan applicable for 1996 were the same as in 1995. However, in recognition of the increasing importance placed by the Board on achievement of the company's cash flow goals, the Compensation Committee added a cash flow component to the 1996 award calculation matrix, supplementing the earnings per share or pretax income components which have been used for many years. The Company did not meet the threshold earnings per share or pretax income levels for 1996. However, the Company exceeded its cash flow goals for 1996 and accordingly a portion of the target awards previously established by the Compensation Committee was paid out under the Annual Plan for 1996 to participants other than Mr. Buntrock. Mr. Buntrock requested, and the Compensation Committee agreed, that he not be paid a 1996 bonus.

 Long Term Plan

  Under the Company's Long Term Incentive Plan (the "Long Term Plan"), the Compensation Committee determines participants' target awards as a percentage of the participant's salary at the end of each performance period, which normally lasts for three years. The target award would be payable depending on the Company's total return to stockholders compared to that of the 30 companies comprising the Dow Jones Industrial Average (the "DJIA") during the performance period. Total return to stockholders is defined for this purpose as the sum of price appreciation plus reinvested dividends over the performance period, divided by the share price at the beginning of the period. Under the Long Term Plan, participants will be paid target awards if the Company's total stockholder return places it at the 50th percentile of the DJIA companies. The percentage of the target awards to be paid will vary upwards to 300% of the target award if the Company's total stockholder return places it at a higher percentile ranking in relation to the DJIA companies. If the Company's total stockholder return places it below the 50th percentile ranking in relation to the DJIA companies, then no award is to be paid for the relevant performance period. The Long Term Plan also mandates that the payment of one-half of any award otherwise payable at the end of a performance period be deferred for an additional three-year period and deemed invested in shares of the Company, subject to increase or decrease in value over the deferral period and subject to forfeiture if the officer voluntarily leaves the Company.

  During 1996, there were three ongoing performance periods, 1994 through 1996 (which has expired without there being any awards payable for the performance period), 1995 through 1997, and 1996 through 1998. For the 1996 through 1998 performance period, most of the Company's executive officers were again named as plan participants having the same target award participations as had been approved in 1995 for the 1995 through 1997 performance period. No payments have been made to date under the Long Term Plan.

 Equity Incentives

  Stock options are granted to key employees, including the Company's executive officers, by the Compensation Committee under the WMX Technologies, Inc. 1992 Stock Option Plan (the "1992 Plan"). The Company's executive officers typically receive grants each year determined by dividing percentages of the officers' salaries, which percentages ranged from 100% to 400% in the 1996 stock option grant, by the market price of the Company's stock at the time of grant. The Compensation Committee generally intends stock option grants to constitute approximately one-half of the officers' total targeted "at risk" compensation. All options under the 1992 Plan are non-qualified stock options which are granted at an exercise price equal to 100% of fair market value on the date of grant. These options typically have a term of ten years and become exercisable in cumulative increments of one-third of the total number of shares subject to the option during each of the first three years of the option term.

  Executive officers of the Company who serve as directors or executive officers of WTI or WM International, both of which are subsidiaries of the Company, are also eligible to participate in stock option plans maintained by those companies. See "Compensation -- Stock Options" for information as to stock option grants by these subsidiaries to Company executive officers. In making stock option grants to the Company's executive officers, the Compensation Committee considers prior grants made to them under both the Company's plan and subsidiaries' plans.

  In August 1996, the Compensation Committee recommended, and the Company's Board of Directors approved, restricted stock grants and employment agreements for two senior executive officers of the Company. The Compensation Committee intended these restricted stock grants (which will vest, in the ordinary course, on the tenth anniversary of the grant date) to be substantial incentives to the officers to remain with the Company and continue the development and implementation of the Company's strategic plans. See the discussion as to Herbert A. Getz and James E. Koenig under "Certain Transactions" herein.

OFFICER STOCK OWNERSHIP AND DEFERRED COMPENSATION PROGRAMS

  In 1995, the Company instituted an officer stock ownership program. Under the program, Company officers are expected to acquire and maintain specified levels of ownership of stock of the Company and its publicly held subsidiaries, ranging from total stock value of one and one-half times salary for certain officers to five times salary in the case of Messrs. Buntrock and Rooney. Also in 1995, the Company adopted a deferred compensation program whereby Company officers are encouraged to defer payments under the Annual Plan into an unfunded investment account that tracks the performance of the Company's stock. Officers who participate have their deferral investment "matched" by a 20% credit to the officer's deferral account, subject to vesting requirements. The value of the deferral accounts is subject to increase or decrease in accordance with Company stock price movements and hence is fully "at risk." The deferral continues for so long as the officer is an employee of the Company and thereby effectively commits the participating officers to an equity investment in the Company for the duration of their careers with the Company.

  As of October 31, 1996, the end of the first year of the policy, officers subject to the stock ownership policy owned an aggregate of approximately 3,861,000 shares of Company common stock, with a total market value on that date of approximately $132,722,000. While compliance with the full ownership levels of the policy is to be phased-in over a five-year period, as of October 31, 1996, the total stock ownership by such officers substantially exceeded the full five-year goal for the group.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICERS

  In considering the compensation for 1996 of Mr. Buntrock as the Company's Chief Executive Officer prior to Mr. Rooney's election to that position, and of Mr. Rooney from the time of his election, the Compensation Committee evaluated the Company's 1995 performance as discussed above under "1995 Company Performance and Management Initiatives," in addition to the factors discussed below as to several components of their respective compensation. Based on the Comparator Company data presented to it, the Compensation Committee believed that if the target awards described below under the Company's incentive compensation plans were to be achieved, the total Chief Executive Officer compensation of each of Messrs. Buntrock and Rooney for 1996 would appropriately be between the 50th and 75th percentiles of the range of total compensation paid to Comparator Company chief executive officers.

SALARY

  In reviewing the 1996 base compensation of Mr. Buntrock, the Compensation Committee considered the data furnished by the Company's compensation consultant concerning Mr. Buntrock's compensation relative to that of the chief executive officers of the Comparator Companies. The report concluded that Mr. Buntrock's salary was within the bounds of reasonableness for a company targeting salary at a median level. Based on Mr. Buntrock's request that his salary not be increased, however, the Compensation Committee determined not to increase Mr. Buntrock's base compensation for the year 1996, the third consecutive year in which, on his own request, Mr. Buntrock received no salary increase. In June 1996, upon the election of Mr. Rooney as Chief Executive Officer, the Compensation Committee, again at Mr. Buntrock's request, reduced Mr. Buntrock's salary as Chairman to $1.25 million to reflect his change in position.

  In connection with Mr. Rooney's becoming Chief Executive Officer in June 1996, the Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Rooney's salary to $1.25 million in light of his expanded responsibilities. The Compensation Committee noted that the new salary for Mr. Rooney would place him in the top quartile of the Comparator Company group but below the midpoint of the range of reasonable salary levels determined by the Company's compensation consultant from the Comparator Company data. The Compensation Committee also noted that Mr. Rooney's salary had not increased since 1993.

INCENTIVE COMPENSATION PLANS

 Annual Plan

  For 1996, prior to Mr. Rooney's election as Chief Executive Officer, the Compensation Committee awarded Mr. Buntrock a target Annual Plan participation of 80% of his 1996 salary, the same target participation level as had been awarded to Mr. Buntrock for 1995. This target participation was expected, if achieved, to place Mr. Buntrock in the range of the 50th to 75th percentiles of the annual incentive compensation payments of the Comparator Companies and slightly above the Comparator Company 75th percentile targeted total cash compensation and between the 50th and 75th percentiles of Comparator Company targeted total compensation. In connection with the election of Mr. Rooney to the position of Chief Executive Officer, Mr. Buntrock requested that his own Annual Plan target be reduced. In accordance with this request, the Compensation Committee adjusted Mr. Buntrock's Annual Plan 1996 target participation to 70% of his annual salary. Although Mr. Buntrock qualified for an Annual Plan bonus as a result of the Company's cash flow performance during 1996, Mr. Buntrock requested, and the Compensation Committee agreed, that Mr. Buntrock not be paid a bonus for 1996.

  Upon Mr. Rooney's election to the Chief Executive Officer position, the Compensation Committee increased his target Annual Plan participation for 1996 from 70% to 80% of annual salary. The Compensation Committee noted that the Comparator Company actual annual incentive compensation payments for the chief executive officer position amounted to slightly more than 100% of annual salary at the Comparator Companies' median and that the 80% target participation level has been the amount historically awarded by the Compensation Committee to link a substantial portion of Chief Executive Officer compensation to the Company's financial performance.

 Long Term Plan

  Under the Company's Long Term Plan, for the performance period ending December 31, 1998, the Compensation Committee awarded each of Messrs. Buntrock and Rooney a target award of 50% of his salary as of the end of such period, the same as his preceding year's Long Term Plan award. The Compensation Committee's selection of the 50% participation level for each of Messrs. Buntrock and Rooney reflects the Company's compensation practices, under which incentive compensation under the Long Term Plan, together with the Annual Plan and stock options, is to comprise between one-half and two-thirds of total targeted compensation. The Compensation Committee also considered the level of awards typically made by the Company and data as to long-term compensation awards by the Comparator Companies, which showed Mr. Buntrock's targeted Long Term Plan award would place him slightly above the median of the Comparator Companies on a dollar basis. The Compensation Committee also noted that Mr. Buntrock's total compensation package (before reductions upon the election of Mr. Rooney to the Chief Executive Officer position) was expected to place him between the 50th and 75th percentiles of the Comparator Companies but below the average. As noted above, no payment will be made to Messrs. Buntrock or Rooney, if ever, until the completion of the relevant performance period and the Company's achievement of the required performance criterion. In this regard, the 1993-1995 and 1994-1996 performance periods under the Long Term Plan have ended with no award being paid to Messrs. Buntrock or Rooney or any other participating officers.

 Stock Options

  The Compensation Committee's 1996 annual grant of options to each of Messrs. Buntrock and Rooney under the 1992 Plan was determined by dividing four times their respective base compensation by the option exercise price, which was the fair market value of a share of the Company's common stock as of the date of grant. In selecting this stock option formula, the Compensation Committee considered again both the goal of maintaining incentive compensation as a substantial portion of their targeted total compensation and Comparator Company data as to targeted long-term incentive compensation. The Compensation Committee considered data showing that, as compared to the Comparator Company chief executive officer position, this stock option award level was below the median Comparator Company award level on a dollar basis and also left the total long-term incentive compensation level for that position below the median Comparator Company award level. In addition, in connection with the election of Mr. Rooney to the Chief Executive Officer position, the Compensation Committee awarded Mr. Rooney options under the 1992 Plan for 350,000 Company shares at an exercise price equal to the market value on the grant date and vesting in three equal annual increments. The Compensation Committee approved this grant to provide a significant new incentive to Mr. Rooney in his new role, particularly in light of the Company's need to continue developing and implementing its strategic initiatives.

 Employment Agreement

  In connection with Mr. Rooney's becoming the Company's Chief Executive Officer, the Compensation Committee also reviewed his employment agreement, which had been originally entered into in 1986 and which the Compensation Committee believed had become outdated in a number of respects. The Compensation Committee approved and recommended to the full Board of Directors the terms of Mr. Rooney's new employment agreement, which are set forth in this Proxy Statement under "Certain Transactions." The new employment agreement reflected several modifications in favor of the Company as compared to the previous agreement. These included elimination of a salary escalation provision, the addition of a fixed limit on termination payments to Mr. Rooney (in place of the former provision under which termination payments increased as Mr. Rooney's compensation increased) and a three-year extension of Mr. Rooney's agreement not to compete with the Company following termination of employment.

1997 ARRANGEMENTS

  As a result of the resignation of Mr. Rooney as Chief Executive Officer, the Chief Executive Officer's duties were assigned by the Board to Mr. Buntrock on an interim basis. The Committee subsequently reviewed Mr. Buntrock's compensation arrangement in light of his change in duties. In this regard, Mr. Buntrock requested that the Committee take steps to make his 1997 compensation 100% performance-based or "at risk". Mr. Buntrock advised the Committee of his confidence in the ability of the Company's revised strategy to create long term shareholder value and in the ability of the Company's management team to meet the financial goals approved by the Board in its 1997 annual budgeting process. After considering this request, the Committee acted to grant Mr. Buntrock 150,000 stock options priced at $33 per share, and having an estimated value under the Black-Scholes valuation method of approximately $1,161,000, in lieu of the payment to Mr. Buntrock of any cash salary for 1997. The Committee also acted to award Mr. Buntrock participation interests in the Annual Plan for 1997 and in the LTIP for the 1997-99 performance period, with his target awards being set at amounts equal to 70% of the target award level that would have been granted to the former Chief Executive Officer with respect to such periods.

                                          Peer Pedersen, Chairman
                                          Pastora San Juan Cafferty
                                          James B. Edwards
                                          James R. Peterson

                           COMPANY STOCK PERFORMANCE

  The following graphs and tables compare the yearly percentage change in the cumulative total returns on the Company's common stock, the Standard & Poors 500 Stock Index and the Smith Barney Solid Waste Index (in each case assuming dividend reinvestment) for the 10-year and five-year periods ended December 31, 1996:

                    COMPARISON OF 10-YEAR CUMULATIVE RETURN
              VS. S&P 500 AND SMITH BARNEY SOLID WASTE INDICES(1)

                                     LOGO


                            1986 1987 1988 1989 1990 1991 1992 1993 1994 1995 1996
----------------------------------------------------------------------------------
  The Company               $100 $137 $152 $259 $261 $318 $306 $205 $208 $242 $269
----------------------------------------------------------------------------------
  S&P 500 Index              100  105  123  162  157  204  220  242  245  337  415
----------------------------------------------------------------------------------
  Smith Barney Solid Waste
  Index                      100  133  142  231  209  222  204  154  160  183  215

--------
(1) Assumes $100 invested on December 31, 1986 in Company common stock, the S&P 500 index and the Smith Barney Solid Waste Index. Historical results are not necessarily indicative of future performance.

                    COMPARISON OF 5-YEAR CUMULATIVE RETURN
              VS. S&P 500 AND SMITH BARNEY SOLID WASTE INDICES(1)

                                     LOGO

                                    1991     1992     1993     1994     1995     1996
-------------------------------------------------------------------------------------
  The Company                       $100     $ 96     $ 65     $ 65     $ 76     $ 85
-------------------------------------------------------------------------------------
  S&P 500 Index                      100      108      118      120      165      203
-------------------------------------------------------------------------------------
  Smith Barney Solid Waste Index     100       92       69       72       82       97

--------
(1) Assumes $100 invested on December 31, 1991 in Company common stock, the S&P 500 Index and the Smith Barney Solid Waste Index. Historical results are not necessarily indicative of future performance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  In 1996, Mr. Rooney made a late filing of a report required by Section 16(a) of the Securities Act of 1934, as amended, relating to his gift of shares of the Company's common stock to a charitable foundation in a transaction exempt from Section 16(b). In 1996, Mr. Buntrock, in his capacity as trustee of a family trust, made a late filing of a report relating to the holding by such trust of shares of the Company's common stock. Under current rules such trust is no longer subject to Section 16(a) reporting requirements. Ownership of such shares by the trust was reported on a timely basis in Mr. Buntrock's individual filings.

                             CERTAIN TRANSACTIONS

  When an option is exercised by an optionee under the Employee Plans or WTI's stock option plans at a time when the fair market value of the underlying stock exceeds the option exercise price, the difference is treated as ordinary income to the optionee for income tax purposes and the company which issued the options is entitled to a deduction equal to such amount. To facilitate an optionee's purchase of stock upon exercise of such options, the Company and WTI have each adopted a policy of making available interest-free loans, in an amount up to the equivalent of all applicable tax withholding requirements, to optionees whose exercise of options results in ordinary income to them in excess of $10,000. All such loans normally are required to be repaid not later than April 15 in the year following the year in which such loans were made, unless otherwise extended. The largest aggregate amounts of such loans from the Company and WTI in excess of $60,000 pursuant to such policy which were outstanding to the directors and executive officers of the Company since January 1, 1996 were as follows: Herbert A. Getz--$67,227; Mr. Koenig-- $73,875. Of such loans $37,824 and $44,315, respectively, remained outstanding at March 15, 1997.

  The Company and WTI also each makes available to optionees interest-free loans for a period not to exceed 15 days to facilitate the exercise of options and the sale of the underlying stock. The largest aggregate amounts of such loans from the Company and WTI in excess of $60,000 which were outstanding to the directors and executive officers of the Company since January 1, 1996 were as follows: Mr. Getz--$232,480; Mr. Holsten $161,251; Mr. Koenig $196,865.
Such loans have been repaid and are not outstanding as of March 15, 1997.

  In June 1996, in connection with his election as the Company's Chief Executive Officer, the Company entered into an amended and restated employment agreement with Phillip B. Rooney. The agreement replaced an agreement originally entered into between the Company and Mr. Rooney in 1986. Under the agreement Mr. Rooney would be paid a minimum annual salary of $1,250,000 as President and Chief Executive Officer of the Company. Mr. Rooney also was eligible to receive annual bonuses and all benefits generally available to executives of the Company. The Company also agreed to provide Mr. Rooney with a split-dollar life insurance arrangement with a death benefit of approximately $10 million. The term of Mr. Rooney's employment under the agreement continued through June 6, 2001 and would have been automatically extended on each anniversary date for a period of five years from such anniversary date unless either party gave written notice of termination prior to the anniversary date. Upon the death or permanent disability of Mr. Rooney, the Company would have paid annually $2,500,000 for the balance of the term of the agreement. If the Company breached or terminated the agreement or reduced the nature and scope of Mr. Rooney's authority and duties, it would have continued to pay him for five years unless the termination was for cause, in which case its obligations under the agreement would have ceased. In the event of a change in control of the Company, Mr. Rooney was entitled to elect to terminate the agreement and receive a lump sum payment of three times his average annual compensation (including bonuses) over the immediately preceding five years, which amount would be increased should an excise tax be imposed on him because of the payment. Were a change in control of the Company to have occurred on December 31, 1996, and if Mr. Rooney's employment with the Company were terminated as provided in the employment agreement, it is estimated that Mr. Rooney would have been eligible to receive approximately $4,235,800 (assuming no increase for any excise tax). During the term of the agreement and for a period of three years thereafter, Mr. Rooney agreed not to compete with the Company or its subsidiaries. In connection with Mr. Rooney's resignation as President and Chief Executive Officer on February 17, 1997, the Company gave notice of termination of such agreement. As a result of such notice, the agreement will terminate on February 17, 2002, unless earlier terminated pursuant to the agreement. During the remainder of the term of the agreement, Mr. Rooney will receive cash compensation in an annual amount of $2,500,000 in lieu of all salary, bonuses, incentive or other performance-based compensation, and Mr. Rooney and his family will continue to participate in all welfare benefit plans generally available to employees and executives of the Company, and the split-dollar life insurance arrangement will continue. The Compensation and Stock Option Committee accelerated the vesting of all unvested stock options held by Mr. Rooney.

  In August 1996, the Company entered into employment agreements with James E. Koenig, Executive Vice President of the Company, and Herbert A. Getz, Senior Vice President and General Counsel of the Company (the "Executives"). The agreements provide that Mr. Koenig will be paid a minimum annual salary of $600,000 while Mr. Getz will be paid a minimum annual salary of $450,000. Each of the Executives also is eligible to receive annual bonuses and all benefits generally available to executives of the Company. The term of the Executive's employment under each of the agreements continues until August 14, 1999, and is automatically extended on each anniversary date for a period of three years from such anniversary date unless the Company gives notice of termination, in which case the term is automatically extended and expires three years from the date of such notice. Upon the death or permanent disability of the Executive, the Company will pay annually the Executive's then current base salary for thirty-six months. If the Company terminates the agreement or reduces the nature and scope of the Executive's duties or relocates the primary employment location of the Executive, it will continue to pay him his then current base salary and his prorated annual bonus and long term bonus for three years unless the termination was for cause, in which case its obligations under the agreement cease. In the event of a change of control of the Company, the Executive may elect to terminate the agreement and receive a lump sum payment of three times his average annual compensation (including bonuses) over the immediately preceding five years, which amount will be increased should an excise tax be imposed on him because of the payment. Were a change in control to have occurred on December 31, 1996, and if each Executive's employment with the Company were terminated as provided in the employment agreements, it is estimated that Messrs. Koenig and Getz would have been eligible to receive approximately $1,889,300 and $1,201,100, respectively (assuming no increase for any excise tax). During the term of the agreements and for a period of one year thereafter, each Executive has agreed not to compete with the Company or its subsidiaries. Concurrently with the execution of the employment agreements, the Company granted to Mr. Koenig 45,000 shares of its common stock and to Mr. Getz 35,000 shares of its common stock, subject in each case to a restricted stock agreement. Under the terms of the restricted stock agreements, the Executive cannot sell, assign, pledge or otherwise transfer such shares until the expiration of the period of the covenant not to compete contained in the employment agreement or his death or permanent disability. Except as provided below, if the Executive voluntarily terminates his employment prior to the tenth anniversary of the grant of such shares, all shares shall be forfeited. If such termination occurs after such tenth anniversary, such shares shall be vested, but remain subject to such restrictions. Vesting accelerates upon termination by the Company of the Executive's employment other than for cause, upon his retirement on or after reaching age 60, if the Company reduces the nature or scope of his authority and duties or his compensation or changes the location of his employment, or upon his death or permanent disability. Dividends upon such shares are deemed to be reinvested in additional shares and subject to the same restrictions.

  In March 1997, the Company's Board of Directors approved an employment security agreement with John D. Sanford, the Company's Senior Vice President and Chief Financial Officer. The term of the agreement will continue until March 11, 1999, and will be automatically extended on each anniversary date for a period of two years from such anniversary date unless the Company gives notice of termination, in which case the term will expire two years from such date. If the Company terminates Mr. Sanford's employment, or reduces the nature and scope of Mr. Sanford's duties or relocates the primary employment location of Mr. Sanford, it will continue to pay him his then current base salary for two years and his prorated annual bonus for the year of such termination, reduction or relocation, unless the termination was for cause, in which case its obligations under the agreement will cease. In addition, the Company will request the Compensation Committee to accelerate all of Mr.

Sanford's unvested stock options. During the term of the agreement and for a period of one year thereafter, Mr. Sanford will agree not to compete with the Company or its subsidiaries. The Compensation Committee also approved granting to Mr. Sanford 28,800 restricted shares of its common stock under the 1997 Equity Incentive Plan, subject to approval by the stockholders of the Company of the 1997 Equity Incentive Plan. Under the terms of the Restricted Stock Award Agreement to be entered into in connection with this grant, and except as provided below, Mr. Sanford will not be able to sell, assign, pledge or otherwise transfer such shares until no earlier than ten years from the date of the grant. If Mr. Sanford voluntarily terminates his employment before the tenth anniversary of the date of the grant, or if he should be terminated by the Company for cause, all shares will be forfeited. Vesting of all such shares will accelerate upon a change in control of the Company, Mr. Sanford's retirement after age 62, or his death or disability. If Mr. Sanford's employment is terminated without cause, the vesting of such shares will be accelerated at 2.5% of the grant for every three months of completed service after the date of the grant. Release of vested shares will occur upon satisfaction of the obligation not to compete under Mr. Sanford's employment security agreement. Dividends upon such shares will be deemed to be reinvested in additional shares and subject to the same restrictions.

  In connection with his transfer in 1995 from CWM, where he was President, to the Company, the Company entered into an employment agreement with D. P. Payne under which Mr. Payne will be paid a minimum annual salary of $400,000. Mr. Payne also is eligible to receive annual bonuses and all benefits generally available to executives of the Company. The term of Mr. Payne's employment under the agreement continues through December 31, 1999. Upon the death or permanent disability of Mr. Payne, the Company will pay his then current salary (including bonuses accrued as of the date of termination) for the balance of the calendar year in which such death or disability occurs but in no event for less than 180 days. If the Company terminates Mr. Payne's employment, it will continue to pay him an amount equal to his base salary until the end of the term of the agreement plus any unpaid but fully accrued annual bonus for the prior calendar year payable under the Annual Plan, unless the termination was for cause, in which case its obligations under the agreement cease. During the term of the agreement and for two years after the termination of the agreement, Mr. Payne has agreed not to compete with the Company or its subsidiaries. In March 1997, the Compensation Committee approved granting to Mr. Payne 34,500 restricted shares of its common stock under the 1997 Equity Incentive Plan, subject to approval by the stockholders of the Company of the 1997 Equity Incentive Plan. The terms of Mr. Payne's Restricted Stock Award Agreement will be substantially similar to those of Mr. Sanford.

           PROPOSAL TO CHANGE THE COMPANY'S NAME (PROXY ITEM NO. 2)

  The Board of Directors has unanimously approved and recommended the adoption by the stockholders of the following amendment to the Restated Certificate of Incorporation, which would change the Company's name from "WMX Technologies, Inc." to "Waste Management, Inc.":

    "Article First of the Company's Restated Certificate of Incorporation, as amended to date, is hereby amended to read as follows:

      FIRST: The name of the corporation is Waste Management, Inc."

  The reasons for the Board's approval and recommendation to the stockholders are as follows:

  In 1993, the Company changed its name from "Waste Management, Inc." to "WMX Technologies, Inc." to reflect the fact that the Company's business had expanded to provide a wide variety of environmental and other services that were not fully encompassed within the name "Waste Management, Inc." The new name was intended to more accurately reflect the broader spectrum and increasingly more technological nature of the environmental services the Company provided worldwide through its family of affiliated companies, to enable the Company's various operating units to become publicly identified as part of a single, larger, technology-driven organization, and to build upon the Company's widely recognized New York Stock Exchange trading symbol, "WMX." In the past two years, the Company has refocused its resources solely on providing waste management services to its most important geographic markets and profitable customer segments. It has divested, and continues to divest, assets and businesses that are non-core or non-integrated. In addition, the "Waste Management" name is recognized globally and is synonymous with the Company's industry leadership. The Board of Directors believes that returning the Company's name to "Waste Management, Inc." will publicly reinforce the Company's renewed focus on the comprehensive waste management services it offers and will enable the Company to leverage its brand identity with customers.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT.

   PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO
        PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS (PROXY ITEM NO. 3)

  The Board of Directors has unanimously approved and recommends to the stockholders of the Company that they consider and approve a proposal to amend the Restated Certificate of Incorporation to eliminate the division of the Board of Directors into three classes, with one class elected each year for a three-year term. Under the proposal, the entire Board of Directors would be elected annually as the terms of Directors expire. Specifically, the Board of Directors recommends that Article Fifth of the Restated Certificate of Incorporation be amended to read as follows:

    "FIFTH: The number of directors constituting the Board of Directors shall be that number, not less than three nor more than fifteen, as shall be fixed by the by-laws of the corporation.

    "Each director appointed to fill a vacancy or elected prior to the 1998 annual meeting of the stockholders shall hold office for the term of years for which that director was appointed or elected, and each director appointed or elected at or after the 1998 annual meeting of the stockholders shall hold office until the next annual meeting of stockholders.

    "Each director shall serve until the annual meeting of stockholders for the year in which his or her term expires and until his or her successor is duly elected and qualified, subject, however, to his or her prior death, retirement, resignation or removal for cause. Should a vacancy occur or be created, whether arising through death, retirement, resignation or removal of a director for cause, or through an increase in the number of directors, such vacancy shall be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director."

  In addition, the Board of Directors recommends that Article Sixth of the Restated Certificate of Incorporation be amended to remove the requirement that future changes to Article Fifth require the approval of the holders of shares representing at least 80% of the outstanding shares of common stock.

  In 1985, the stockholders of the Company approved an amendment to the Restated Certificate of Incorporation which divided the Board of Directors into three classes, with approximately one-third of the Directors elected each year to staggered three-year terms. Approximately 78% of the Company's stockholders voting on this amendment voted in favor of it. A classified Board helps to ensure that a majority of the Board at any given time has prior experience serving as directors of the Company. This enhances the likelihood of stability and continuity in the leadership and policies of the Company while preserving the ability of the Company's stockholders to make changes in the Board's membership. This also provides the Company and its stockholders with advantages in the context of a proposal to acquire the Company, by ensuring that the Company and its stockholders are represented by an experienced and knowledgeable Board, which is structured in such a manner as to discourage tactics that the Board believes are disruptive and inequitable.

  The Board of Directors believes that the advantages of a classified Board continue to exist. However, the Board of Directors recognizes that a significant number of the Company's stockholders voted to phase out the classified Board at the annual meeting in 1996, and that many stockholders now perceive the annual election of all directors as an appropriate means of enabling them to express their views on the performance of the Board and thereby increase the Board's accountability to the stockholders. Despite the advantages of a classified Board, the Board believes that the stockholders of the Company should have an opportunity to decide this issue.

  Under Delaware law, an amendment to the Restated Certificate of Incorporation must be declared advisable by the Board of Directors before it is submitted to a vote of the stockholders. Accordingly, the Board of Directors has passed the necessary resolution declaring the advisability of the amendment to provide for the annual election of all directors and formally recommending an affirmative vote.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                PROPOSAL TO APPROVE THE WMX TECHNOLOGIES, INC.
                 1997 EQUITY INCENTIVE PLAN (PROXY ITEM NO. 4)

  The Board of Directors has adopted and recommends that the stockholders approve the 1997 Equity Incentive Plan, a copy of which is attached to this Proxy Statement as Exhibit A. The purpose of the 1997 Equity Incentive Plan is to benefit the Company and its subsidiaries and affiliated companies by enabling the Company to offer to certain present and future executives, key personnel and consultants stock-based incentives and other equity interests in the Company, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company or subsidiaries or affiliated companies.

  The 1997 Equity Incentive Plan is intended to replace the Company's 1992 Stock Option Plan, which does not have a sufficient number of shares available to make stock option grants to participating employees in 1997. The Company has continuously maintained an employee stock option plan and made periodic grants to key employees thereunder since 1971. The Board of Directors believes that the existence of these stock option plans has been of substantial benefit to the Company by allowing the Company to reward its key employees in a manner that closely aligns the interests of management with the interests of the Company's stockholders.

  In addition to incentive and nonqualified stock options, the 1997 Equity Incentive Plan will make it possible to grant awards of restricted stock (subject to time-based or performance-based vesting), stock appreciation rights (either freestanding or in tandem with stock options), performance shares and performance units. Payment of stock appreciation rights and performance units or performance shares may be made in the form of shares or cash, as determined by the Compensation and Stock Option Committee of the Board of Directors.

  The 1997 Equity Incentive Plan will be administered by the Compensation and Stock Option Committee, which may make awards encompassing a total of not more than 23,000,000 shares of the Company's common stock, representing approximately 4.8% of the outstanding shares of common stock of the Company at February 1, 1997. Such shares may be either authorized and unissued shares or shares held in or acquired for the treasury of the Company. Up to an aggregate of 2,300,000 shares may be issued with respect to awards of restricted stock and up to an aggregate of 2,300,000 shares may be issued with respect to performance shares and/or performance units. If shares are not issued when an award is exercised or paid because, for example, the exercise price of an option is paid for by having shares withheld or a performance award is paid in cash, or if an option lapses or expires or is forfeited, terminated or canceled unexercised as to any shares, or if a stock appreciation right or restricted stock award is made in the form of cash, then such shares will again be available for the purpose of new awards under the 1997 Equity Incentive Plan. If there is any change in the capitalization of the Company, such as a stock split or dividend, or a merger, consolidation, or reorganization with another company, or any other relevant change in the capitalization of the Company, the Compensation and Stock Option Committee may make an appropriate adjustment in the number and class of shares available for awards and the number and class of and/or price of shares subject to outstanding awards, to prevent dilution or enlargement of rights.

  Awards under the 1997 Equity Incentive Plan may be made to employees of the Company and its subsidiaries of which the Company is the direct or indirect beneficial owner of not less than 20% of all issued and outstanding equity interests, and to consultants. The maximum number of shares (including options) that may be granted in a single fiscal year to an individual is 500,000, and the maximum aggregate cash payout with respect to awards granted in a single fiscal year which may be made to an individual is $4,500,000.

  Subject to stockholder approval, the 1997 Equity Incentive Plan will be effective as of January 1, 1997. No awards may be made under the 1997 Equity Incentive Plan on or after December 31, 2006.

  The Compensation and Stock Option Committee will have the discretion to specify the extent to which awards expire in the event of voluntary or involuntary termination of employment or in the event of violation of any duty not to compete or not to disclose confidential Company information. The Compensation and Stock Option Committee also will have the discretion to make stock options and other awards transferable (for example, to family members). The Compensation and Stock Option Committee may require or permit a participant to defer receipt of the payment of cash or delivery of shares that would otherwise be due upon exercise of an option or the satisfaction of any restrictions or performance requirements.

  The exercise price of stock options granted under the 1997 Equity Incentive Plan is determined by the Compensation and Stock Option Committee, but it may not be less than the fair market value of the stock on the date the option is granted, which is defined as the average of the closing sales prices of the Company's common stock on the New York Stock Exchange Composite Tape on each of the five trading days immediately preceding the date the option is granted, unless the Compensation and Stock Option Committee otherwise determines . The Compensation and Stock Option Committee does not have the authority to reduce the exercise price of any option after the date of grant or to permit the surrender and cancellation of an option and to grant a replacement option at a lower exercise price without obtaining stockholder approval. The full exercise price must be paid at the time of exercise either in cash, by tendering previously acquired shares, by withholding shares, or by a combination of the above. The Compensation and Stock Option Committee may also allow cashless exercises. In connection with the exercise of options, the Compensation and Stock Option Committee may make loans to optionees in its discretion, subject to certain terms and conditions not inconsistent with the 1997 Equity Incentive Plan. Such loans shall bear interest rates, as determined by the Compensation and Stock Option Committee, which may be below then current market rates or may be made without interest. No such loan may exceed the fair market value of the shares covered by the option, or portion thereof, exercised by the optionee. No loan shall have an initial term exceeding two years, but such loans may be renewable at the discretion of the Compensation and Stock Option Committee. Such loans shall be secured by a pledge of shares of the optionee having a fair market value at least equal to 150% of the principal amount of the loan.

  Options granted under the 1997 Equity Incentive Plan shall expire at such time as the Compensation and Stock Option Committee shall determine, but not later than the tenth anniversary of the date of grant unless otherwise designated by the Compensation and Stock Option Committee at the time of the grant. Options granted under the 1997 Equity Incentive Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Compensation and Stock Option Committee shall approve, which need not be the same for each grant or for each participant. The Compensation and Stock Option Committee may impose such restrictions on shares acquired upon the exercise of an option as it deems advisable.

  The federal income tax consequences of the issuance and exercise of options under the 1997 Equity Incentive Plan depend on the nature of the options granted. Under the applicable provisions of the Internal Revenue Code, no tax will be payable by the recipient of a non-qualified option at the time of grant. Upon exercise of a non-qualified option, the excess of the fair market value of the shares with respect to which the option is exercised over the total option price of such shares will be treated for federal tax purposes as ordinary income. Any profit or loss realized on the sale or exchange of any share actually received will be treated as a capital gain or loss. The Company will be entitled to deduct the amount, if any, by which the fair market value on the date of exercise of the shares with respect to which the option was exercised exceeds the exercise price. With respect to an incentive stock option ("ISO"), generally, no taxable gain or loss will be recognized when the option is exercised (if the appreciation rights election is not made). ISOs exercised more than three months after termination of employment will be taxed in the same manner as non-qualified options described above. Generally, upon exercise of an ISO, the difference between the fair market value and the exercise price will be an item of tax preference for purposes of the alternative minimum tax.

  If the shares acquired upon the exercise of an ISO are held for at least one year, any gain or loss realized upon their sale will be treated as long-term capital gain or loss. The Company will not be entitled to a deduction. If the shares are not held for the one-year period, ordinary income will be recognized in an amount equal to the difference between the amount realized on the sale and the price paid for the shares to the extent the exercise price exceeded the grant price. Remaining gain, if any, would be capital gain. The Company will be entitled to a deduction equal to the amount of any ordinary income so recognized. If the shares are not held for the one-year period and the amount realized upon sale is less than the grant price, such difference will be a capital loss.

  The Compensation and Stock Option Committee may grant stock appreciation rights at any time it determines, and has complete discretion in determining the number of stock appreciation rights to be granted to each participant and in determining the terms and conditions pertaining to the stock appreciation rights, subject to the provisions of the 1997 Equity Incentive Plan.

  Grants of restricted stock may be made by the Compensation and Stock Option Committee, subject to the terms and provisions of the 1997 Equity Incentive Plan, at any time in such amounts as the Compensation and Stock Option Committee shall determine. Each such grant shall be subject to a period of restriction (which shall not be less than three years for time-based restrictions), and may be subject to other restrictions, including but not limited to restrictions based on the achievement of specific performance goals and time-based restrictions on vesting. Voting rights and rights to receive dividends or other distributions may be determined by the Compensation and Stock Option Committee.

  Grants of performance units and performance shares may be granted in such amounts and upon such terms and at such times as shall be determined by the Compensation and Stock Option Committee, subject to the terms of the 1997 Equity Incentive Plan.

  Under the 1997 Equity Incentive Plan, upon a change in control of the Company, options and stock appreciation rights shall become immediately exercisable, and shall remain exercisable throughout their entire term, any period of restriction and other restrictions on restricted stock shall lapse, and the maximum payout opportunities attainable under all outstanding awards of performance units or performance shares shall be deemed to have been fully earned for the entire performance period as of the effective date of the change in control, and the vesting of such awards shall be accelerated as of the effective date of the change in control.

  The Board of Directors of the Company may amend or terminate the 1997 Equity Incentive Plan in whole or in part at any time, subject to any requirement of stockholder approval imposed by any applicable law, rule or regulation. No amendment, modification or termination of the 1997 Equity Incentive Plan shall adversely affect in any material way any award previously granted under the plan, without the written consent of the holder of the award.

  On March 19, 1997, the closing price of the Company's common stock on The New York Stock Exchange Composite Tape, as reported in The Wall Street Journal (Midwest edition) was $31.375. It is not possible to determine the amount and type of awards that will be made under the 1997 Equity Incentive Plan, or to state the amount and type of awards which would have been made in 1996 had the 1997 Equity Incentive Plan been in effect, because such determinations are within the discretion of the Compensation and Stock Option Committee, based on such factors as they deem pertinent in selecting participants under the 1997 Equity Incentive Plan and establishing awards. However, in March, 1997 the Compensation Committee approved granting 28,800 shares of restricted stock to Mr. Sanford, 34,500 shares of restricted stock to Mr. Payne and 263,100 shares of restricted stock to a total of 12 other employees, all under the 1997 Equity Incentive Plan, subject to stockholder approval of the 1997 Equity Incentive Plan. Information on certain grants during 1996 under the 1992 Company Plan is set forth on page 13. A total of approximately 1,400 employees received grants of options to acquire a total of approximately 4,103,500 shares of stock under the 1992 Company Plan in 1996. It is anticipated that approximately 1,500 employees will be eligible to receive awards under the 1997 Equity Incentive Plan.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

   PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS (PROXY ITEM NO. 5)

  The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Arthur Andersen LLP as independent auditors for the Company for 1997, subject to ratification by the stockholders. If the stockholders do not ratify the selection of Arthur Andersen LLP, the Board of Directors will reconsider the selection of independent auditors.

  Arthur Andersen LLP has served as the Company's independent auditors since 1969. Representatives of Arthur Andersen LLP will be present at the 1997 annual meeting of stockholders, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                             STOCKHOLDER PROPOSAL

  The Company has been notified that a stockholder of the Company intends to present for consideration and action at the annual meeting the following proposal. The Board of Directors unanimously recommends that stockholders vote AGAINST such proposal for the reasons set forth below.

STOCKHOLDER PROPOSAL REGARDING DIRECTOR INDEPENDENCE (PROXY ITEM NO. 6)

  The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, beneficial owner of 80 shares of the Company's common stock, has given notice of its intention to introduce the following resolution at the annual meeting:

    "RESOLVED, The shareholders of WMX Technologies, Inc. (the "Company") urge the Company's Board of Directors to take the steps necessary to amend the Company's By-Laws, effective after the 1997 annual meeting, to provide that the Board of Directors shall consist of a majority of independent directors. For these purposes, the board should follow the Council of Institutional Investors definition of independence to mean a director who:

  . has not been employed by the Company or an affiliate in an executive capacity;

  . was not, and is not a member of a corporation or firm that is one of the Company's paid advisers or consultants;

  . is not employed by a customer, supplier or provider of professional services to the Company;

  . has no personal services contract with the Company

  . is not employed by a foundation or university that receives grants or endowments from the Company;

  . is not a relative of the management of the Company;

  . is not an officer of a company on which the Company's Chairman or Chief
    Executive Officer is also a board member."

                       SUPPORTING STATEMENT OF PROPONENT

  "The purpose of this proposal is to incorporate within the Board of Directors a basic standard of independence that we believe will permit clear and objective decision making in the best long-term interests of shareholders.

  "On the surface, WMX appears to agree, asserting that "a majority of the Directors should be persons who neither have served in an executive capacity with the Company during the preceding five years nor have any other significant relationship with the Company."

  "However, WMX's definition of a "significant relationship" suffers two important problems. First, a director would not be considered independent, according to WMX, if the director has (a) a personal services contract with the Company AND (b) serves as attorney, banker, etc. AND (c) is a customer or supplier. While the conjunction of these three qualifications may have been inadvertent, there is a second problem: WMX policy asserts that the customer/supplier relationship must involve at least 1% of revenues.

  "This problematic definition allows WMX to assert that its board features an independent majority. Yet according to the definition of the Council of Institutional Investors only three of the company's twelve directors are independent. The following are not:

  .Dean L. Buntrock and Phillip B. Rooney, employees of the Company and directors;

  .Donald F. Flynn, Jerry E. Dempsey and Peter H. Huizenga, former employees and directors;

  . Howard H. Baker, Jr. and Peer Pedersen, associates of law firms that provide legal services for the Company;

  . Dr. Pastora San Juan Cafferty and Dr. James B. Edwards, employees of universities that may receive grants from the Company.

  "By adoption of a stricter definition of independence, we believe that WMX can more faithfully construct a board who can apply stern rigor to its oversight responsibilities.

  "We urge you to vote YES on this proposal."

                 OPPOSING STATEMENT OF THE BOARD OF DIRECTORS

  In February 1997, the Board's independent Nominating Committee established a goal of recommending additional independent Directors this year and retained the services of an internationally recognized executive recruiting firm to provide assistance in identifying qualified candidates. On March 12, 1997, the Company announced the election of one new independent director and the nomination of another. The Board believes that these facts alone make the proposal unnecessary.

  However, the proponent's supporting statement also makes a number of assertions regarding the proper test for Director independence, which the Board believes are mistaken or incorrect.

  . According to the proponent's supporting statement, any of three different types of relationships between a Director and the Company should serve to disqualify him or her from being viewed as independent of management. This is, in fact, what the Company's Board Practices Guidelines (the "Guidelines") already provide. In this regard, the Guidelines clearly state the Board's position that a majority of the Directors should be persons who have neither served in an executive capacity with the Company during the preceding five years nor have any other significant relationship with the Company, except for ownership of Company securities and their entitlement to compensation for service on the Board. More than half the Board currently is independent of management under this standard.

  . The proponent's supporting statement also misstates the test for Director independence adopted by the Council of Institutional Investors ("CII"). Both the CII and the Company's Guidelines accept a non-employee Director as being independent notwithstanding that a customer-supplier relationship exists between the Director's firm and the Company, so long as the amount involved is very small (1% of the annual revenue of either the Company or the Director's firm). The Board believes that insignificant commercial relationships cannot reasonably be viewed as impacting Director independence. Moreover, adoption of an independence standard that precludes even minimal commercial relationships could adversely affect the Company's ability to attract the best candidates to the Board.

  . There are many possible tests for Director independence. In its report on Director Professionalism published in November 1996, for example, The Blue Ribbon Commission of the National Association of Corporate Directors noted at least eight (including the CII approach), but did not endorse any one of them in particular. The New York Stock Exchange (where the Company's common stock is listed) has its own definition of independence, which allows Directors to serve on a company's audit and compensation committees if they are employed by firms providing services to the Company unless, in the opinion of the Board, the relationship would interfere with the exercise of independent business judgment. The Company's Guidelines are stricter in this regard, and the Board continues to view them as setting forth an appropriately rigorous standard.

  The stockholders of the Company rejected a virtually identical proposal in 1991. For the reasons stated above, the Board of Directors believes that the current proposal is redundant and potentially harmful to the Company, and should also be rejected.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                    VOTING OF SHARES HELD IN CERTAIN PLANS

  If you are a participant in the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan, you are entitled to direct the trustees of the plan to vote the shares credited to your individual account in accordance with your instructions. This may be accomplished by marking and returning the instruction form accompanying the mailing and relating to the shares in the plan credited to your account. If you do not return such form, your shares held in the plan will not be voted. If you are also a direct owner of shares (acquired other than through this plan), you will receive a separate mailing containing a proxy card relating to such shares.

  If you are a participant in the WMX Technologies Dividend Reinvestment and Stock Purchase Plan, the proxy card provided to you covers the shares held for you by the plan and any shares held directly by you. If you do not return such proxy card, your shares held in this plan (as well as any shares owned by you directly) will not be voted for you. You are, therefore, urged to return the proxy card promptly, duly signed and dated.

                             FINANCIAL STATEMENTS

  The Company has enclosed its Annual Report to Stockholders for the year ended December 31, 1996 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

                           PROPOSALS BY STOCKHOLDERS

  Under the proxy solicitation rules of the Securities and Exchange Commission (the "Proxy Rules"), any proposals by stockholders intended to be presented at the 1998 annual meeting must be received by the Company no later than November 28, 1997 in order to be considered by the Board of Directors for inclusion in the Company's 1997 Proxy Statement. In order for a stockholder to nominate a candidate for director or bring an item of business before the annual meeting, under the Company's by-laws timely notice of the nomination or the item of business must be received by the Company in advance of the meeting. Such notices must be received between January 9, 1998 and February 7, 1998 (but if the annual meeting is called for a date that is not within 30 days before or after May 9, 1998, notice by the stockholder must be received not later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of such date was made, whichever occurs first). The stockholder filing notice of a nomination must provide in the notice to the Company all information relating to the nominee that would be required to be disclosed in solicitations of proxies for election of directors under the Proxy rules and the nominee's written consent to being named. A stockholder wishing to bring an item of business before an annual meeting must provide in the notice to the Company a brief description of the item and the reasons for conducting such business at the annual meeting. In either case, the notice to the Company must also include certain information about the stockholder making the nomination or bringing such business before the meeting, including name and address, class and number of shares of the Company's capital stock owned by the stockholder as of the record date, a description of all arrangements or understandings between such stockholder and any other person in connection with the nomination or proposal of such business, including their names, a representation that such stockholder intends to appear in person or by proxy at the annual meeting, and in the case of a nomination, any other information relating to such stockholder as would be required to be disclosed in a proxy statement under the Proxy Rules. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal considered for inclusion in the Company's 1998 Proxy Statement.

  In each case, the notice must be given to the Secretary of the Company, whose address is 3003 Butterfield Road, Oak Brook, Illinois 60521. Any stockholder desiring a copy of the Company's by-laws will be furnished one without charge upon written request to the Secretary.

                                 OTHER MATTERS

  You are again urged to attend the annual meeting. Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them, and the Company has hired Morrow & Co., Inc. to coordinate the solicitation of proxies by and through such holders for a fee of approximately $6,500 plus expenses. The entire cost of the Board of Directors' solicitation will be borne by the Company.

  The Board of Directors does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxies will be voted as to such matters in accordance with the judgment of the persons acting under the proxies.

                                      By Order of the Board of Directors,

                                      /s/ Herbert A. Getz

                                      Herbert A. Getz
                                      Senior Vice President and Secretary

                                                                      EXHIBIT A

                            WMX TECHNOLOGIES, INC.

                          1997 EQUITY INCENTIVE PLAN

                                  ARTICLE 1.

                    ESTABLISHMENT, OBJECTIVES, AND DURATION

  1.1 ESTABLISHMENT OF THE PLAN. WMX TECHNOLOGIES, INC., a Delaware corporation (hereinafter referred to as the "Company"), hereby establishes an incentive compensation plan to be known as the WMX Technologies, Inc. 1997 Equity Incentive Plan (hereinafter referred to as the "Plan"), as set forth in this document.

  Subject to approval by the Company's stockholders, the Plan shall become effective as of January 1, 1997 (the "Effective Date") and shall remain in effect as provided in Section 1.3 hereof.

  1.2 PURPOSE OF THE PLAN. The purpose of this Plan is to benefit the Company and its subsidiaries and affiliated companies by enabling the Company to offer to certain present and future executives, key personnel and consultants stock based incentives and other equity interests in the Company, thereby giving them a stake in the growth and prosperity of the Company and encouraging the continuance of their services with the Company or subsidiaries or affiliated companies.

  1.3 DURATION OF THE PLAN. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Award be granted under the Plan on or after December 31, 2006.

                                  ARTICLE 2.

                                  DEFINITIONS

  Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

  "AWARD" means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Performance Units.

  "AWARD AGREEMENT" means a writing provided by the Company to each Participant setting forth the terms and provisions applicable to Awards granted under this Plan. The Participant's acceptance of the terms of the Award Agreement shall be evidenced by his or her continued employment without written objection before any exercise or payment of the Award. If the Participant objects in writing, the grant of the Award shall be revoked.

  "BENEFICIAL OWNER" or "BENEFICIAL OWNERSHIP" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

  "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

  "CAUSE" shall mean, with respect to termination of a Participant's employment or consulting arrangement, the occurrence of any one or more of the following, as determined by the Committee, in the exercise of good faith and reasonable judgment:

    (i) In the case where there is no employment, change in control or similar agreement in effect between the Participant and the Company or a Subsidiary at the time of the grant of the Award, or where there is such an agreement but the agreement does not define "cause" (or similar words) or a "cause" termination would not be permitted under such agreement at that time because other conditions were not satisfied, the termination of an employment or consulting arrangement is due to the willful and continued failure or refusal by the Participant to substantially perform assigned duties (other than any such failure resulting from the Participant's Disability), the Participant's dishonesty or theft, the Participant's violation of any obligations or duties under any employee agreement, or the Participant's gross negligence or willful misconduct; or

    (ii) In the case where there is an employment, change in control or similar agreement in effect between the Participant and the Company or a Subsidiary at the time of the grant of the Award that defines "cause" (or similar words) and a "cause" termination would be permitted under such agreement at that time, the termination of an employment or consulting arrangement is or would be deemed to be for "cause" (or similar words) as defined in such agreement.

No act or failure to act on a Participant's part shall be considered willful unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

  "CHANGE OF CONTROL" of the Company shall mean:

    (a) The Company is merged or consolidated or reorganized into or with another corporation or other legal person (an "Acquiror") and as a result of such merger, consolidation or reorganization less than 75% of the outstanding voting securities or other capital interests of the surviving, resulting or acquiring corporation or other legal person are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such merger, consolidation or reorganization, other than by the Acquiror or any corporation or other legal person controlling, controlled by or under common control with the Acquiror;

    (b) The Company sells all or substantially all of its business and/or assets to an Acquiror, of which less than 75% of the outstanding voting securities or other capital interests are owned in the aggregate by the stockholders of the Company, directly or indirectly, immediately prior to such sale, other than by any corporation or other legal person controlling, controlled by or under common control with the Acquiror;

    (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person or group (as the terms "person" and "group" are used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act and the rules and regulations promulgated thereunder) has become the beneficial owner (as the term "beneficial" owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of 20% or more of the issued and outstanding shares of voting securities of the Company; or

    (d) During any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director of the Company was approved by a vote of at least two-thirds of such directors of the Company then still in office who were directors of the Company at the beginning of any such period.

  "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation thereto.

  "COMMITTEE" means the Committee as specified in Article 3 herein appointed by the Board to administer the Plan with respect to grants of Awards.

  "COMMON STOCK" means the common stock of the Company.

  "COMPANY" means WMX Technologies, Inc., a Delaware corporation, as well as any successor to such entity as provided in Article 17 herein.

  "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

  "DISABILITY" shall have the meaning ascribed to such term in the Participant's governing long-term disability plan. If no long term disability plan is in place with respect to a Participant, then with respect to that Participant, Disability shall mean: for the first 24 months of disability, that the Participant is unable to perform his or her job; thereafter, that the Participant is unable to perform any and every duty of any gainful occupation for which the Participant is reasonably suited by training, education or experience.

  "EFFECTIVE DATE" shall have the meaning ascribed to such term in Section 1.1 hereof.

  "EMPLOYEE" means any employee of the Company or any Subsidiary.

  "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

  "FAIR MARKET VALUE" shall (i) for purposes of setting any Option Price, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, or unless the Committee otherwise determines, mean as of the date of the Award, the average of the closing sales prices of the Common Stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal, Midwest Edition) on each of the five trading dates immediately preceding such date; and (ii) for purposes of the valuation of any Shares delivered in payment of the Option Price upon the exercise of an Option, for purposes of the valuation of any Shares withheld in payment of the Option Price or to pay taxes due on an Award, or for purposes of the exercise of any SAR or conversion of a Performance Unit, mean the average of the high and low sales prices of the Common Stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal, Midwest Edition) on the date of exercise (or if the date of exercise is not a trading day, on the trading day next preceding the date of exercise).

  "FREESTANDING SAR" means a stock appreciation right that is granted independently of any Options, as described in Article 7 herein.

  "GOOD REASON" shall mean, with respect to the termination of a Participant's employment or consulting arrangement,

    (i) In the case where there is no employment, change in control or similar agreement in effect between the Participant and the Company or a Subsidiary at the time of the grant of the Award, or where there is such an agreement but the agreement does not define "good reason" (or similar words) or a "good reason" termination would not be permitted under such agreement at that time because other conditions were not satisfied, a voluntary termination of an employment or consulting arrangement due to "good reason" as the Committee, in its sole discretion, decides to treat as "Good Reason" termination; or

    (ii) In the case where there is an employment, change in control or similar agreement in effect between the Participant and the Company or a Subsidiary at the time of the grant of the Award that defines "good reason" (or similar words) and a "good reason" termination would be permitted under such agreement at that time, the termination of an employment or consulting arrangement is or would be deemed to be for "good reason" (or similar words) as defined in such agreement.

  "INCENTIVE STOCK OPTION" or "ISO" means an option to purchase Shares granted under Article 6 herein and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Code Section 422.

  "INSIDER" shall mean an individual who is, on the relevant date, an officer, director or more than ten percent (10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act.

  "NAMED EXECUTIVE OFFICER" means a Participant who is one of the group of covered employees as defined in the regulations promulgated under Code Section 162(m), or any successor statute.

  "NONQUALIFIED STOCK OPTION" or "NQSO" means an option to purchase Shares granted under Article 6 herein and which is not intended to meet the requirements of Code Section 422.

  "OPTION" means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6 herein.

  "OPTION PRICE" means the price at which a Share may be purchased by a Participant pursuant to an Option.

  "PARTICIPANT" means an Employee or a consultant who has outstanding an Award granted under the Plan.

  "PERFORMANCE-BASED EXCEPTION" means the exception for performance-based compensation from the tax deductibility limitations of Code Section 162(m).

  "PERFORMANCE PERIOD" means the time period during which performance goals must be achieved with respect to an Award, as determined by the Committee.

  "PERFORMANCE SHARE" means an Award granted to a Participant, as described in
Article 9 herein.

  "PERFORMANCE UNIT" means an Award granted to a Participant, as described in
Article 9 herein.

  "PERIOD OF RESTRICTION" means the period during which the transfer of Shares of Restricted Stock is limited in some way, which period shall not be shorter than three years (based on the passage of time) or one year (based on the achievement of performance goals), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

  "PERSON" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) thereof.

  "RESTRICTED STOCK" means an Award granted to a Participant pursuant to
Article 8 herein.

  "RETIREMENT" means the Participant's termination of employment with the Company or its Subsidiaries on or after the date on which the Participant becomes eligible to receive normal or early retirement benefits under the WMX Technologies, Inc. Pension Plan, or such successor plan as may be implemented in the future. If the Participant is not a participant in the Pension Plan, then retirement may occur on or after the date the Participant has achieved the minimum age or combination of age and service with the Company and its Subsidiaries that would be required to receive an immediate annuity from the Pension Plan if he or she were a participant. Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that a Participant has met the criteria for a Retirement termination from the Company.

  "SHARES" means shares of Common Stock of the Company.

  "STOCK APPRECIATION RIGHT" or "SAR" means an Award, granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of Article 7 herein.

  "SUBSIDIARY" means any corporation, partnership, joint venture, affiliate, or other entity in which the Company is the direct or indirect beneficial owner of not less than 20% of all issued and outstanding equity interests.

  "TANDEM SAR" means an SAR that is granted in connection with a related Option pursuant to Article 7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be forfeited).

                                  ARTICLE 3.

                                ADMINISTRATION

  3.1 THE COMMITTEE. The Plan shall be administered by the Compensation and Stock Option Committee of the Board, or by any other Committee appointed by the Board. If and to the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the full Board.

  3.2 AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees and consultants who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan's administration; and (subject to the provisions of Article 15 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law, the Committee may delegate the authority granted to it herein.

  3.3 DECISIONS BINDING. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

                                  ARTICLE 4.

                 SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

  4.1 SHARES AVAILABLE FOR AWARDS. The aggregate number of Shares which may be issued or used for reference purposes under this Plan or with respect to which Awards may be granted shall not exceed 23,000,000 Shares (subject to adjustment as provided in Section 4.3), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company. Of the aggregate number of Shares, up to all of such Shares may be issued with respect to Incentive Stock Option Awards, up to an aggregate of 10% of the authorized Shares under the Plan may be issued with respect to Awards of Restricted Stock, and up to an aggregate of 10% of the authorized Shares under the Plan may be issued with respect to Awards of Performance and/or Performance Shares Upon:

    (a) a payout of a Freestanding SAR, Tandem SAR, or Restricted Stock award in the form of cash;

    (b) a cancellation, termination, expiration, forfeiture, or lapse for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Options, or the termination of a related Option upon exercise of the corresponding Tandem SAR) of any Award; or

    (c) payment of an Option Price and/or payment of any taxes arising upon exercise of an Option or payout of any Award with previously acquired Shares or by withholding Shares which otherwise would be acquired on exercise or issued upon such payout, then the number of Shares underlying any such Award which were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan.

  4.2 INDIVIDUAL PARTICIPANT LIMITATIONS. Unless and until the Committee determines that an Award to a Named Executive Officer shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

    (a) Subject to adjustment as provided in Section 4.3 herein, the maximum aggregate number of Shares (including Options, SARs, Restricted Stock, Performance Units and Performance Shares to be paid out in Shares) that may be granted in any one fiscal year to a Participant shall be 500,000.

    (b) The maximum aggregate cash payout (including Performance Units and Performance Shares paid out in cash) with respect to Awards granted in any one fiscal year which may be made to any Participant shall be $4,500,000.

  4.3 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code
Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of Shares available for Awards, the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan and the number of Shares set forth in Sections
4.1 and 4.2, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Shares subject to any Award shall always be a whole number.

                                  ARTICLE 5.

                         ELIGIBILITY AND PARTICIPATION

  5.1 ELIGIBILITY. Persons eligible to participate in this Plan include all officers and other employees of the Company and its Subsidiaries, and key consultants to the Company and its Subsidiaries, as determined by the Committee, including Employees who are members of the Board and Employees who reside in countries other than the United States of America.

  5.2 ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees and consultants, those to whom Awards shall be granted and shall determine the nature and amount of each Award.

                                  ARTICLE 6.

                                 STOCK OPTIONS

  6.1 GRANT OF OPTIONS. Subject to the terms and provisions of the Plan, Options may be granted to one or more Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee. The Committee may grant Nonqualified Stock Options or Incentive Stock Options. The Committee shall have complete discretion in determining the number of Options granted to each Participant (subject to Article 4 herein).

  6.2 AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement with respect to the Option also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422.

  6.3 OPTION PRICE. The Committee shall designate the Option Price for each grant of an Option under this Plan which Option Price shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted, and which Option Price may not be subsequently changed by the Committee except pursuant to Section 4.3 hereof or to the extent provided in the Award Agreement. Notwithstanding the foregoing, the Committee shall not have the authority to reduce the Option Price of any Option after the time of grant, or permit the surrender and cancellation of an Option and grant a replacement Option at a lower Option Price, without obtaining stockholder approval of any such action.

  6.4 DURATION OF OPTIONS. Each Option granted to an Employee shall expire at such time as the Committee shall determine at the time of grant; provided, however, that unless otherwise designated by the Committee at the time of grant, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.

  6.5 EXERCISE OF OPTIONS. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

  6.6 PAYMENT. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full either:

    (a) in cash or its equivalent,

    (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price,

    (c) by withholding Shares which otherwise would be acquired on exercise having an aggregate Fair Market Value at the time of exercise equal to the total Option Price, or

    (d) by a combination of (a), (b), and (c).

  The Committee also may allow cashless exercises as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law. As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

  In connection with the exercise of options granted under the Plan, the Company may make loans to the Participants as the Committee, in its discretion, may determine. Such loans shall be subject to the following terms and conditions and such other terms and conditions as the Committee shall determine not inconsistent with the Plan. Such loans shall bear interest at such rates as the Committee shall determine from time to time, which rates may be below then current market rates or may be made without interest. In no event may any such loan exceed the Fair Market Value, at the date of exercise, of the shares covered by the Option, or portion thereof, exercised by the Optionee. No loan shall have an initial term exceeding two years, but any such loan may be renewable at the discretion of the Committee. When a loan shall have been made, Shares having a fair market value at least equal to 150 percent of the principal amount of the loan shall be pledged by the Participant to the Company as security for payment of the unpaid balance of the loan.

  6.7 RESTRICTIONS ON SHARE TRANSFERABILITY. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

  6.8 TERMINATION OF EMPLOYMENT OR CONSULTING ARRANGEMENT. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment, including, but not limited to, termination of employment for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Article 14, in the event that a Participant's Option Award Agreement does not set forth such termination provisions, the following termination provisions shall apply:

    (a) In the event a Participant's employment or consulting arrangement with the Company and/or its Subsidiaries is terminated for any reason other than death, Disability or Retirement, all Options held by the Participant shall expire and all rights to purchase Shares thereunder shall terminate immediately; provided, however, that notwithstanding the foregoing, all Options to which the Participant has a vested right immediately prior to such termination shall be exercisable for the lesser of (i) 30 days following the date of termination or (ii) the expiration date of the Option.

    (b) In the event a Participant's employment or consulting arrangement with the Company and/or its Subsidiaries is terminated due to death or Disability, all Options shall immediately become fully vested on the date of termination.

    (c) Subject to Article 14, in the event of termination of the Participant's employment or consulting arrangement due to death or Disability, all Options in which the Participant has a vested right upon termination shall be exercisable until the expiration date of the Option.

    (d) Subject to Article 14, in the event of termination of the Participant's employment or consulting arrangement due to Retirement, all Options in which the Participant has a vested right upon termination shall be exercisable for the lesser of (i) three years following the date of termination or (ii) the expiration date of the Option.

  6.9 NONTRANSFERABILITY OF OPTIONS.

    (a) INCENTIVE STOCK OPTIONS. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

    (b) NONQUALIFIED STOCK OPTIONS. Except as otherwise provided in a Participant's Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant.

                                  ARTICLE 7.

                           STOCK APPRECIATION RIGHTS

  7.1 GRANT OF SARS. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SAR. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The Committee shall designate, at the time of grant, the grant price of a Freestanding SAR which grant price shall at least equal the Fair Market Value of a Share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option. Grant prices of SARs shall not subsequently be changed by the Committee except pursuant to Section 4.3 hereof.

  7.2 EXERCISE OF TANDEM SARS. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

  7.3 EXERCISE OF FREESTANDING SARS. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

  7.4 SAR AGREEMENT. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

  7.5 TERM OF SARS. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however, that unless otherwise designated by the Committee, such term shall not exceed ten
(l0) years.

  7.6 PAYMENT OF SAR AMOUNT. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

    (a) The excess of the Fair Market Value of a Share on the date of exercise over the grant price; by

    (b) The number of Shares with respect to which the SAR is exercised.

  At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

  7.7 TERMINATION OF EMPLOYMENT OR CONSULTING AGREEMENT. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or consulting arrangement with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment, including, but not limited to, termination of employment for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants. Subject to Article 14, in the event that a Participant's SAR Award Agreement does not set forth such termination provisions, the following termination provisions shall apply:

    (a) In the event a Participant's employment or consulting arrangement with the Company and/or its Subsidiaries is terminated for any reason other than death, Disability or Retirement, all SARs held by the Participant shall expire and all rights thereunder shall terminate immediately; provided, however, that notwithstanding the foregoing, all SARs to which the Participant has a vested right immediately prior to such termination shall be exercisable for the lesser of (i) 30 days following the date of termination or (ii) the expiration date of the SAR.

    (b) In the event a Participant's employment or consulting arrangement with the Company and/or its Subsidiaries is terminated due to death or Disability, all SARs shall immediately become fully vested on the date of termination.

    (c) Subject to Article 14, in the event of termination of the Participant's employment or consulting arrangement due to death or Disability, all SARs in which the Participant has a vested right upon termination shall be exercisable until the expiration date of the SAR.

    (d) Subject to Article 14, in the event of termination of the Participant's employment or consulting arrangement due to Retirement, all SARs in which the Participant has a vested right upon termination shall be exercisable for the lesser of (i) three years following the date of termination or (ii) the expiration date of the SAR.

  7.8 NONTRANSFERABILITY OF SARS. Except as otherwise provided in a Participant's Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

                                  ARTICLE 8.

                               RESTRICTED STOCK

  8.1 GRANT OF RESTRICTED STOCK. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Committee shall determine.

  8.2 RESTRICTED STOCK AGREEMENT. Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

  8.3 TRANSFERABILITY. Except as provided in this Article 8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, voluntarily or involuntarily, until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted Stock Agreement. All rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.

  8.4 OTHER RESTRICTIONS. Subject to Article 10 herein, the Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals (Company-wide, Subsidiary-wide, divisional, and/or individual), time-based restrictions on vesting which may or may not be following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws. The Company shall retain the certificates representing Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.

  Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

  8.5 VOTING RIGHTS. Unless otherwise designated by the Committee at the time of grant, Participants to whom Shares of Restricted Stock have been granted hereunder may exercise full voting rights with respect to those Shares during the Period of Restriction.

  8.6 DIVIDENDS AND OTHER DISTRIBUTIONS. Unless otherwise designated by the Committee at the time of grant, Participants holding Shares of Restricted Stock granted hereunder shall be credited with regular cash dividends paid with respect to the underlying Shares while they are so held during the Period of Restriction. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Shares of Restricted Stock granted to a Named Executive Officer is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares of Restricted Stock maintain eligibility for the Performance-Based Exception. In the event that any dividend constitutes a derivative security or an equity security pursuant to the rules under Section 16 of the Exchange Act, such dividend shall be subject to a vesting period equal to the remaining vesting period of the Shares of Restricted Stock with respect to which the dividend is paid.

  8.7 TERMINATION OF EMPLOYMENT OR CONSULTING ARRANGEMENT. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Shares of Restricted Stock following termination of the Participant's employment with the

Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment, including, but not limited to, termination of employment for Cause or Good Reason, or reasons relating to the breach or threatened breach of restrictive covenants; provided, however that, except in the cases of terminations connected with a Change of Control and terminations by reason of death or Disability, the vesting of Shares of Restricted Stock which qualify for the Performance-Based Exception and which are held by Named Executive Officers shall not occur prior to the time they otherwise would have, but for the employment termination. Subject to Article 14, in the event that a Participant's Restricted Stock Award Agreement does not set forth such termination provisions, the following termination provisions shall apply:

    (a) In the event a Participant's employment or consulting arrangement with the Company and/or its Subsidiaries is terminated for any reason other than death or Disability, all Shares of Restricted Stock which are unvested at the date of termination shall be forfeited to the Company.

    (b) Unless the Award qualifies for the Performance-Based Exception, in the event a Participant's employment or consulting arrangement with the Company and/or its Subsidiaries is terminated due to death or Disability, all Shares of Restricted Stock of such participant shall immediately become fully vested on the date of termination and the restrictions shall lapse.

                                  ARTICLE 9.

                   PERFORMANCE UNITS AND PERFORMANCE SHARES

  9.1 GRANT OF PERFORMANCE UNITS/SHARES. Subject to the terms of the Plan, Performance Units and/or Performance Shares may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

  9.2 VALUE OF PERFORMANCE UNITS/SHARES. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance goals must be met shall be called a Performance Period.

  9.3 EARNING OF PERFORMANCE UNITS/SHARES. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Shares shall be entitled to receive payout on the number and value of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved, as established by the Committee.

  9.4 FORM AND TIMING OF PAYMENT OF PERFORMANCE UNITS/SHARES. Except as provided below, payment of earned Performance Units/Shares shall be made in a single lump sum as soon as reasonably practicable following the close of the applicable Performance Period. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.

  At the time of grant or shortly thereafter, the Committee, at its discretion and in accordance with terms designated by the Committee, may provide for a voluntary and/or mandatory deferral of all or any part of an otherwise earned Performance Unit/Share Award.

  At the discretion of the Committee, Participants may be entitled to receive any dividends declared with respect to Shares which have been earned in connection with grants of Performance Units and/or Performance Shares which have been earned, but not yet distributed to Participants (such dividends shall be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 8.6 herein). In addition, Participants may, at the discretion of the Committee, be entitled to exercise their voting rights with respect to such Shares.

  9.5 TERMINATION OF EMPLOYMENT OR CONSULTING ARRANGEMENT. Subject to Article 14, in the event a Participant's employment or consulting arrangement with the Company and/or its Subsidiaries is terminated during a Performance Period for any reason other than death, Disability or Retirement, all Performance Units/Shares shall be forfeited by the Participant to the Company.

  Subject to Article 14, in the event a Participant's employment or consulting arrangement with the Company and/or its Subsidiaries is terminated during a Performance Period due to death, Disability or Retirement, the Participant shall receive a prorated payout of the Performance Units/Shares, unless the Committee determines otherwise. The prorated payout shall be determined by the Committee, shall be based upon the length of time that the Participant held the Performance Units/Shares during the Performance Period, and shall further be adjusted based on the achievement of the preestablished performance goals. Subject to Article 14, unless the Committee determines otherwise in the event of a termination due to death, Disability or Retirement payment of earned Performance Units/Shares shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Performance Period.

  9.6 NONTRANSFERABILITY. Except as otherwise provided in a Participant's Award Agreement, Performance Units/Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Award Agreement, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant or the Participant's legal representative.

                                  ARTICLE L0.

                             PERFORMANCE MEASURES

  Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 10, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Named Executive Officers which are designed to qualify for the Performance-Based Exception, the performance goals to be used for purposes of such grants shall be established by the Committee in writing and stated in terms of the attainment of specified levels of or percentage changes in any one or more of the following measurements: revenue, primary or fully-diluted earnings per Share, pretax income, cash flow from operations, total cash flow, return on equity, return on capital, return on assets, net operating profits after taxes, economic value added, total stockholder return or return on sales, or any individual performance objective which is measured solely in terms of quantitative targets related to the Company or the Company's business, or any combination thereof. In addition, such performance goals may be based in whole or in part upon the performance of the Company, a Subsidiary, division and/or other operational unit, under one or more of such measures.

  The degree of payout and/or vesting of such Awards designed to qualify for the Performance-Based Exception shall be determined based upon the written certification of the Committee as to the extent to which the performance goals and any other material terms and conditions precedent to such payment and/or vesting have been satisfied. The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that the performance goals applicable to Awards which are designed to qualify for the Performance-Based Exception, and which are held by Named Executive Officers, may not be adjusted so as to increase the payment under the Award (the Committee shall retain the discretion to adjust such performance goals upward, or to otherwise reduce the amount of the payment and/or vesting of the Award relative to the preestablished performance goals).

  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code
Section 162(m) and, thus, which use performance measures other than those specified above.

                                  ARTICLE 11.

                            BENEFICIARY DESIGNATION

  Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.

                                  ARTICLE 12.

                                   DEFERRALS

  The Committee may permit a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant upon the exercise of any Option or by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

                                  ARTICLE 13.

                      RIGHTS OF EMPLOYEES AND CONSULTANTS

  13.1 EMPLOYMENT OR CONSULTING ARRANGEMENT. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or consulting arrangement at any time, nor confer upon any Participant any right to continue in the employ of or consulting arrangement with the Company or any Subsidiary.

  For purposes of this Plan, temporary absence from employment because of illness, vacation, approved leaves of absence, and transfers of employment among the Company and its Subsidiaries, shall not be considered to terminate employment or to interrupt continuous employment. Temporary cessation of the provision of consulting services because of illness, vacation or any other reason approved in advance by the Company shall not be considered a termination of the consulting arrangement or an interruption of the continuity thereof. Conversion of a Participant's employment relationship to a consulting arrangement shall not result in termination of previously granted Awards.

  13.2 PARTICIPATION. No Employee or consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

                                  ARTICLE 14.

                               CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

    (a) Any and all Options and SARs granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term;

    (b) Any Period of Restriction and other restrictions imposed on Restricted Shares shall lapse; and

    (c) Unless otherwise specified in a Participant's Award Agreement at time of grant, the maximum payout opportunities attainable under all outstanding Awards of Performance Units and Performance Shares shall be deemed to have been fully earned for the entire Performance Period(s) as of the effective date of the Change of Control. The vesting of all such Awards shall be accelerated as of the effective date of the Change of Control, and in full settlement of such Awards, there shall be paid out in cash to Participants within thirty (30) days following the effective date of the Change of Control the maximum of payout opportunities associated with such outstanding Awards.

                                  ARTICLE 15.

                   AMENDMENT, MODIFICATION, AND TERMINATION

  15.1 AMENDMENT, MODIFICATION, AND TERMINATION. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part, subject to any requirement of stockholder approval imposed by applicable law, rule or regulation.

  15.2 AWARDS PREVIOUSLY GRANTED. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

                                  ARTICLE 16.

                                  WITHHOLDING

  16.1 TAX WITHHOLDING. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

  16.2 SHARE WITHHOLDING. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which would be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

                                  ARTICLE 17.

                                  SUCCESSORS

  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

                                  ARTICLE 18.

                              LEGAL CONSTRUCTION

  18.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

  18.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  18.3 REQUIREMENTS OF LAW. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

  18.4 SECURITIES LAW COMPLIANCE. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

  18.5 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

      -                                           -
PROXY                                                                      PROXY
                                      LOGO

                             WMX TECHNOLOGIES, INC.

                          ANNUAL MEETING, MAY 9, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

 Dean L. Buntrock, Peter H. Huizenga and Peer Pedersen, each with power of substitution, are hereby authorized to vote all shares of common stock of WMX Technologies, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of WMX Technologies, Inc., to be held on Friday, May 9, 1997, and at any adjournment thereof, as designated below, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

 A MAJORITY (OR IF ONLY ONE, THEN THAT ONE) OF THE ABOVE PERSONS OR THEIR SUBSTITUTES WHO SHALL BE PRESENT AND ACTING AT THE MEETING SHALL HAVE THE POWERS CONFERRED HEREBY.

  PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

WMX TECHNOLOGIES, INC. PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING
DARK INK ONLY.                         0

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE
  "FOR" PROPOSALS 1, 2, 3, 4 AND 5

1.ELECTION OF CLASS III DIRECTORS--
 Nominees: Dean L. Buntrock, Robert S. Miller, Paul M. Montrone, Peer Pedersen

                                      For
                                       0

                                   Withheld
                                       0

                                      For
                                      All
                                    (Except
                                  Nominee(s)
                                    written
                                    below)
                                       0

 ------------------------------------------------------------------------------

2. Proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company from "WMX Technologies, Inc." to "Waste Management, Inc."

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
                                       0


3. Proposal to amend the Company's Restated Certificate of Incorporation to provide for annual election of Directors.

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
                                       0


                                      For
                                       0


4. Proposal to approve the WMX Technologies, Inc. 1997 Equity Incentive Plan.

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
                                       0

5. Ratification of appointment of Arthur Andersen LLP as independent auditors for 1997.


                                      For
                                       0

                                    Against
                                       0

                                    Abstain
                                       0

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.
6. Stockholder Proposal regarding Director independence.

                                      For
                                       0

                                    Against
                                       0

                                    Abstain
                                       0

7. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN
BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.
     Dated: _____________________________________________________________ , 1997
Signature(s)____________________________________________________________________
--------------------------------------------------------------------------------
SIGNATURE OF STOCKHOLDER(S)--PLEASE SIGN NAME EXACTLY AS IMPRINTED (DO NOT PRINT). PLEASE INDICATE ANY CHANGE OF ADDRESS. NOTE: EXECUTORS, ADMINISTRATORS, TRUSTEES AND OTHERS SIGNING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.

                                                                            LOGO

--------------------------------------------------------------------------------
LOGO

3003 Butterfield Road
              Phone 708.572.8800
Oak Brook, IL 60521

                       1988 EMPLOYEE STOCK OWNERSHIP PLAN

                                                                  March 28, 1997

Dear Plan Participant:

  As a participant in the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan, you may direct the trustees of the Plan to vote in accordance with your instructions the shares of common stock of WMX Technologies, Inc. credited to your individual account. Enclosed for your information in this regard is a copy of the Notice of the Annual Meeting of Stockholders scheduled for May 9, 1997 and the Proxy Statement relating to that meeting together with a voting instruction form.

  The voting instruction form should be returned in the enclosed pre-addressed, postage prepaid envelope to Harris Trust and Savings Bank. Instructions to vote shares credited to all participants' accounts will be tabulated and the results of the total tabulation forwarded to the trustees. The trustees, in turn, will vote accordingly at the Annual Meeting. If your voting instruction form does not indicate a preference or your instruction form is not received by Harris Trust and Savings Bank by May 7, 1997, your shares will not be voted.

  Your vote is important, and your cooperation is appreciated.

                                          Sincerely,

                                          Trustees of the 1988 Employee
                                          Stock Ownership Plan

      -                                           -



      -                                           -
VOTING INSTRUCTION FORM                                  VOTING INSTRUCTION FORM
                                      LOGO

                             WMX TECHNOLOGIES, INC.

                       1988 EMPLOYEE STOCK OWNERSHIP PLAN
                          ANNUAL MEETING, MAY 9, 1997

 The undersigned hereby instructs the trustees of the WMX Technologies, Inc. 1988 Employee Stock Ownership Plan to vote, by proxy or in person, at the Annual Meeting of Stockholders of WMX Technologies, Inc. to be held on Friday, May 9, 1997, and at any adjournments thereof, the shares of common stock of WMX Technologies, Inc. allocated to the undersigned's account in such Plan on March 19, 1997, as designated below, and in their discretion, the trustees are authorized to vote upon such other business as may properly come before the meeting.

 IF THIS VOTING INSTRUCTION FORM, REQUESTED BY THE TRUSTEES WITH RESPECT TO A PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, IS PROPERLY EXECUTED AND RECEIVED BY HARRIS TRUST & SAVINGS BANK ON OR BEFORE MAY 7, 1997, THE SHARES ALLOCATED TO THE UNDERSIGNED'S ACCOUNT IN THE WMX TECHNOLOGIES, INC. 1988 EMPLOYEE STOCK OWNERSHIP PLAN ON MARCH 19, 1997 WILL BE VOTED IN THE MANNER INSTRUCTED HEREIN. IF NO INSTRUCTION IS MADE OR THIS FORM IS NOT RECEIVED BY HARRIS TRUST & SAVINGS BANK ON OR BEFORE MAY 7, 1997, THE SHARES WILL NOT BE VOTED.

     PLEASE MARK, SIGN, DATE AND MAIL THIS FORM PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

WMX TECHNOLOGIES, INC.
PLEASE MARK VOTE IN OVAL
IN THE FOLLOWING MANNER
USING DARK INK ONLY.
                                         0

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE
  "FOR" PROPOSALS 1, 2, 3, 4 AND 5

1.ELECTION OF CLASS III DIRECTORS--
 Nominees: Dean L. Buntrock, Robert S. Miller, Paul M. Montrone, Peer Pedersen



                                      For
                                       0


                                    Withheld
                                       0

                                     For
                                     All
                                   (Except
                                  Nominee(s)
                                   written
                                    below)
                                      0

 ------------------------------------------------------------------------------
2. Proposal to amend the Company's Restated Certificate of Incorporation to change the name of the Company from "WMX Technologies, Inc." to "Waste Management, Inc."
                                      For
                                       0


                                    Against
                                       0


                                    Abstain
                                       0

3. Proposal to amend the Company's Restated Certificate of Incorporation to provide for annual election of Directors.
                                      For
                                       0


                                    Against
                                       0


                                    Abstain
                                       0


4. Proposal to approve the WMX Technologies, Inc. 1997 Equity Incentive Plan.


                                      For
                                       0


                                    Against
                                       0


                                    Abstain
                                       0


5. Ratification of appointment of Arthur Andersen LLP as independent auditors for 1997.


                                      For
                                       0


                                    Against
                                       0


                                    Abstain
                                       0
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 6.

6. Stockholder Proposal regarding Director independence.
                                      For
                                       0


                                    Against
                                       0


                                    Abstain
                                       0

7. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.
     Dated: _____________________________________________________________ , 1997
Signature(s)____________________________________________________________________
--------------------------------------------------------------------------------
SIGNATURE OF STOCKHOLDER(S)--PLEASE SIGN NAME EXACTLY AS IMPRINTED (DO NOT PRINT). PLEASE INDICATE ANY CHANGE OF ADDRESS. NOTE: YOU MAY REVOKE YOUR IN-STRUCTION TO VOTE SHARES ALLOCATED TO YOUR ACCOUNT AT ANY TIME PRIOR TO THE STOCKHOLDERS' MEETING.